Exhibit 2.1

ASSET PURCHASE AGREEMENT
DATED AS OF JANUARY 22, 2016
BY AND AMONG
QUICKSILVER RESOURCES INC.,
COWTOWN GAS PROCESSING, L.P.
AND
COWTOWN PIPELINE, L.P.,
AS SELLERS,
AND
BLUESTONE NATURAL RESOURCES II, LLC,
AS BUYER

i

SCHEDULES

Schedule 2.2(b)    Certain excluded cash and cash equivalents
Schedule 2.2(h)    Excluded Leases and Excluded Mineral Interests
Schedule 2.2(j)    Excluded Surface Interests
Schedule 2.3(h)    Assumed Accounts Payables
Schedule 2.5(d)    Contracts for which Sellers pay Cure Costs
Schedule 7.2        Operations Prior to the Closing Date
Schedule 7.4(d)    Rejected Contracts
Schedule 8.2        Allocated Values
Schedule 8.5(c)    Security Arrangements

DISCLOSURE SCHEDULES

Disclosure Schedule 5.2    Required Consents
Disclosure Schedule 5.4    Material Contracts
Disclosure Schedule 5.6    Wells
Disclosure Schedule 5.7    Imbalances
Disclosure Schedule 5.8    AFEs
Disclosure Schedule 5.9    Non-Consent Operations
Disclosure Schedule 5.11    Preferential Purchase Rights
Disclosure Schedule 5.12    Suspense Funds
Disclosure Schedule 5.13    Intellectual Property
Disclosure Schedule 5.14    Taxes
Disclosure Schedule 5.15    Legal Proceedings
Disclosure Schedule 5.17(a)    Benefit Plans
Disclosure Schedule 5.17(b)    Assumed Benefit Plans
Disclosure Schedule 5.18    Sufficiency of Oil and Gas Assets
Disclosure Schedule 5.19    Compliance with Laws

EXHIBITS

Exhibit A    Assigned Leases and Interests
Exhibit B    Wells
Exhibit C    Equipment
Exhibit D    Assigned Contracts
Exhibit E    Assigned Surface Interests
Exhibit F    Proprietary Geological, Geophysical and Seismic Data
Exhibit G    Pipelines and Gathering Systems
Exhibit H    Form of Assumption Agreement
Exhibit I    Form of Assignment and Bill of Sale

v

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 22, 2016, is by and among Quicksilver Resources Inc., a Delaware corporation (“Company”), Cowtown Gas Processing L.P., a Texas limited partnership (“Cowtown Gas Processing”), and Cowtown Pipeline L.P., a Texas limited partnership (“Cowtown Pipeline” and together with the Company and Cowtown Gas Processing, each a “Seller”, and collectively, the “Sellers”), and BlueStone Natural Resources II, LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Article 1. Sellers and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party”.
RECITALS
WHEREAS, Sellers are engaged in the business of onshore oil and natural gas exploration, development and production in the United States of America, and own, in varying proportions, certain oil and gas leases and associated assets more particularly described in Section 2.1;
WHEREAS, on March 17, 2015, the Sellers commenced voluntary cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
WHEREAS, Sellers desire to sell to Buyer all of the Oil and Gas Assets, and Buyer desires to purchase from Sellers all of the Oil and Gas Assets and assume all of the Assumed Liabilities, upon the terms and conditions hereinafter set forth;
WHEREAS, the Parties intend to effectuate the transactions contemplated by this Agreement through a sale of the Oil and Gas Assets pursuant to Sections 105, 363 and 365 of the Bankruptcy Code; and
WHEREAS, the Sellers’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court.
NOW, THEREFORE, in consideration of the premises, the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
1.1    Definitions.
For purposes of this Agreement, the following terms have the meanings specified or referenced below.
“Accounting Referee” has the meaning set forth in Section 8.14.
“Action” means any legal action, suit or arbitration, or any inquiry, proceeding or investigation, by or before any Governmental Authority.
“AFEs” has the meaning set forth in Section 5.8.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act.
“Agreement” has the meaning set forth in the introductory paragraph.
“Allocated Value” has the meaning set forth in Section 8.2.
“Alternate Transaction” means any asset sale, stock sale, merger or reorganization pursuant to Bankruptcy Code section 363 or under any chapter 11 plan of reorganization the effect of which would be the direct or indirect transfer of all or substantially all of the Sellers’ Oil and Gas Assets or equity interests in a single transaction or a series of related transactions to one or more parties other than Buyer or its Affiliates, or any similar transaction that does not involve a sale of the Oil and Gas Assets to Buyer. For the avoidance of doubt, a liquidation of Sellers’ assets under chapter 7 of the Bankruptcy Code shall not constitute an “Alternate Transaction” so long as the ultimate sales price received for the Oil and Gas Assets in such liquidation is less than the Purchase Price herein.
“Asset Taxes” has the meaning set forth in Section 8.1(b).
“Assigned Contracts” has the meaning set forth in Section 2.1(b)(vii).
“Assigned Leases and Interests” has the meaning set forth in Section 2.1(b)(i).
“Assigned Surface Interests” has the meaning set forth in Section 2.1(b)(viii).
“Assignment” means the Assignment and Bill of Sale substantially in the form attached hereto as Exhibit I.
“Assumed Accounts Payables” means those accrued expenses and accounts payable of any Seller with respect to those suppliers and service providers set forth on Schedule 2.3(h).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Assumption Agreement” has the meaning set forth in Section 2.3.
“Avoidance Actions” means any and all claims for relief of Sellers under chapter 5 of the Bankruptcy Code.
“Bankruptcy Case” means the cases commenced by Sellers under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, styled In re: Quicksilver Inc., et al., jointly administered under Case No. 15-10585 (LSS), and pending before the Bankruptcy Court.
“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.
“Bankruptcy Court” has the meaning set forth in the recitals.
“Base Purchase Price” has the meaning set forth in Section 3.1.
“Benefit Plan” has the meaning set forth in Section 5.17.
“Bidding Procedures Order” means an Order of the Bankruptcy Court dated October 6, 2015 approving the bidding procedures annexed as an exhibit thereto and providing related relief.
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the introductory paragraph.
“Buyer Employees” has the meaning set forth in Section 8.6(a).
“Buyer Parties” means Buyer, its respective Affiliates and the former, current or future equity holders and Representatives of each of the foregoing.
“Buyer Termination Notice” has the meaning set forth in Section 11.1(b).
“Casualty Loss” means any loss, damage, or destruction of the Oil and Gas Assets that occurs during the period between the date of execution of this Agreement and the Closing for any reason, including any act of God, fire, explosion, collision, earthquake, windstorm, flood, terrorism, or other casualty or condemnation taking under the right of eminent domain, but excluding any loss, damage, or destruction as a result of depreciation, ordinary wear and tear, and any change in condition of the Oil and Gas Assets for production of Hydrocarbons through normal depletion (which exclusion shall include the watering-out of any Well, collapsed casing, sand infiltration of any Well, or other reservoir changes relating to production issues).
“Closing” has the meaning set forth in Section 4.1.
“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” has the meaning set forth in Section 7.8.
“Company” has the meaning set forth in the introductory paragraph.
“Confidentiality Agreement” has the meaning set forth in Section 13.2.
“Contract” means any agreement, contract, obligation, promise or undertaking (in each case, whether written or oral), other than a Lease, that is legally binding.
“Contract Notice” has the meaning set forth in Section 2.5(b).
“Copyrights” means all United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications.
“Cowtown Gas Processing” has the meaning set forth in the introductory paragraph.
“Cowtown Pipeline” has the meaning set forth in the introductory paragraph.
“Cure Costs” has the meaning set forth in Section 2.5(a).
“Cure Schedule” has the meaning set forth in Section 2.5(b).
“Designation Deadline” means 4:00 p.m., prevailing Central Time, on the date that is five (5) Business Days prior to the Closing Date or such later date as Buyer and Sellers shall mutually agree and as the Bankruptcy Court may authorize.
“DTPA” has the meaning set forth in Section 13.16.
“Effective Time” means 12:01 a.m., Central Standard Time, on the first day of the calendar month in which the Closing occurs.

“Encumbrance” means any charge, lien, claim, cause of action, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, right of setoff, successor liability, easement, servitude, restrictive covenant, encroachment, encumbrance, third party restriction or other restriction or limitation of any kind, and, solely to the extent relating to any Contract set forth on Schedule 7.4(d), any dedication under any gathering, transportation, treating, purchaser or similar agreements.
“Environmental Laws” means any federal, state, or local Legal Requirement relating to the prevention of pollution, remediation of contamination, protection of the environment and natural resources, and restoration of environmental quality, including the following federal statutes and the regulations promulgated thereunder: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) the Emergency Planning and Community Right-To-Know Act, (iii) the Resources Conservation and Recovery Act, (iv) the Clean Air Act, (v) the Clean Water Act, (vi) the Safe Drinking Water Act, (vii) the Oil Pollution Act, (viii) the Toxic Substances Control Act, as each of the foregoing has been amended and in effect on the Closing Date.
“Equipment” has the meaning set forth in Section 2.1(b)(iv).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.17.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” means all Contracts to which any Seller is a party other than the Assigned Contracts.
“Excluded Leases” means those Leases described on Schedule 2.2(h).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Excluded Mineral Interests” means those Mineral Interests described on Schedule 2.2(h).
“Excluded Surface Interests” means those Surface Interests described on Schedule 2.2(j).
“Final Order” means an Action taken or Order issued by the applicable Governmental Authority as to which: (i) no request for stay of the Action or Order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it is passed, including any extensions thereof; (ii) no petition for rehearing or reconsideration of the Action or Order, or protest of any kind, is pending before the Governmental Authority and the time for filing any such petition or protest is passed; (iii) the Governmental Authority does not have the Action or Order under reconsideration or review on its own motion and the time for such reconsideration or review has passed; and (iv) the Action or Order is not then under judicial review, there is no notice of appeal or other application for judicial review pending, and the deadline for filing such notice of appeal or other application for judicial review has passed, including any extensions thereof.
“Final Settlement Statement” has the meaning set forth in Section 8.14.
“Financing” has the meaning set forth in Section 7.8.

“Good Faith Deposit” has the meaning set forth in the Bidding Procedures Order, as increased pursuant to Section 3.2(a).
“Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority or regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.
“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.
“Hard Consent” has the meaning set forth in Section 2.6.
“Hazardous Substance” means any “pollutant,” “contaminant,” “chemical,” “constituents,” “hazardous waste,” “hazardous material,” or “hazardous substance” which is or becomes identified, listed, published, or defined under any of the Environmental Laws.
“Hedge Contracts” means any agreement with respect to any futures contract, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons purchased, used, produced, processed or sold by a Person and designed to protect such Person against fluctuations in Hydrocarbon prices.
“Hydrocarbons” means oil, gas, minerals, casinghead gas, coalbed methane, and other gaseous and liquid hydrocarbons, or any combination of the foregoing, sulfur extracted from hydrocarbons, and all other Lease substances.
“Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Assigned Leases and Interests, and imbalances under gathering or transportation agreements.
“Intellectual Property” means all intellectual property, including all Copyrights, Patents and Trademarks, owned, used or licensed by Sellers and used or held for use exclusively in the ownership and operation of the Oil and Gas Assets, excluding any geological, geophysical and seismic data.
“In-the-Money Hedge Book” has the meaning set forth in Section 11.2(b).
“Knowledge” means (i) with respect to the Sellers, the knowledge (after due inquiry) of any of the following individuals: Glenn Darden, Stan Page, Vanessa Gomez LaGatta, and Clay Blum and (ii) with respect to Buyer, the knowledge (after due inquiry) of any of the following individuals: John Redmond and CB Rowan.
“Lease” means any existing oil and gas lease, oil, gas and mineral lease, sublease, and other leasehold interest, and the leasehold estates created thereby, including carried interests, rights of recoupment, options, reversionary interests, convertible interests, and rights to reassignment.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
“Liability” mean any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
“Material Adverse Effect” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse change in or material adverse effect on the Oil and Gas Assets or the Company’s business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, but excluding (a) any change or effect to the extent that it results from or arises out of (i) the pendency of the Bankruptcy Case; (ii) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby; (iii) changes in (or proposals to change) Legal Requirements, generally accepted accounting principles or other accounting regulations or principles; (iv) acts of God, including hurricanes, storms and other natural disasters; or (v) any action contemplated by this Agreement or taken at the request of Buyer; (b) any change or effect generally applicable to (i) the industries and markets in which any Sellers operate or (ii) economic or political conditions or the securities or financial markets in any country or region; and (c) any outbreak or escalation of hostilities or war or any act of terrorism.
“Material Contracts” means the following: (a) any Contract that can reasonably be expected to result in aggregate payments by or revenues to Sellers or Buyer (assuming such Contract is assumed by Buyer as an Assigned Contract) of more than $150,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (b) Hydrocarbon purchase and sale, exchange, marketing, compression, gathering, transportation, processing, refining, or similar Contracts (in each case) to which a Seller is a party (or to which a Seller’s assets or properties are subject) with respect to Hydrocarbons that is not terminable without penalty on ninety days or less notice (including any Contract providing for volumetric or monetary commitments or indemnification therefor or for dedication of future production); (c) any Contract binding upon Sellers to sell, lease, farmout, or otherwise dispose of or encumber any interest in any of the Oil and Gas Assets after the date hereof, other than conventional rights of reassignment arising in connection with a Seller’s surrender or release of any of the Oil and Gas Assets (except where any such right of reassignment has been triggered prior to the Effective Time); (d) any Contracts that would obligate Buyer to drill additional wells or conduct other material development operations after the Closing; (e) any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which, Sellers conduct business, including areas of mutual interest; (f) any Assigned Contracts providing for any call upon, option to purchase, or similar rights with respect to the Oil and Gas Assets or to the production therefrom or the processing thereof, or is a dedication of production or otherwise requires production to be transported, processed, or sold in a particular fashion; (g) any Contract that constitutes a joint or unit operating agreement; (h) any Contract that constitutes a farmout agreement, partnership agreement, participation agreement, joint venture agreement, or similar Contract, and (i) any Contract between a Seller and another Seller or any Affiliate of another Seller, excluding, in any case, any Contracts of Sellers for borrowed money evidenced by bonds, debentures, notes, loan agreements or other similar instruments and any Contracts relating to any of the Sellers’ assets or properties located outside of the State of Texas.
“Mineral Interests” means all mineral fee interests, mineral rights, and mineral servitudes in which Sellers own an interest, including royalty interests, overriding royalty interests, net profit interests, production payments, and without limiting the foregoing, other rights of whatever nature, whether legal or equitable, whether vested or contingent.
“Net Revenue Interest” means, for any Well, the applicable Seller’s share of the Hydrocarbons produced, saved and marketed therefrom (after satisfaction of all other royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of Hydrocarbons).
“NORM” means naturally occurring radioactive materials.
“NGP” has the meaning set forth in Section 7.8.
“Novation Period” has the meaning set forth in Section 11.2(b).
“Office Lease” has the meaning set forth in Section 2.2(v).
“Oil and Gas Assets” has the meaning set forth in Section 2.1(b).
“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.
“Outside Date” has the meaning set forth in Section 11.1(a)(iii).
“Party” or “Parties” means, individually or collectively, Buyer and Sellers.
“Patents” means United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto.
“Paying Party” has the meaning set forth in Section 8.1(c).
“Permits” has the meaning set forth in Section 2.1(b)(vi).
“Permitted Encumbrances” means any of the following: (a) any rights, obligations, or duties reserved to or vested in any municipality or other Governmental Authority to: (1) control or regulate any Oil and Gas Asset in any manner including all applicable Legal Requirements, (2) purchase, condemn, expropriate, or recapture any Oil and Gas Asset, (3) designate a purchaser of any Oil and Gas Asset, or (4) use any Oil and Gas Asset in any manner; (b) the terms and conditions of all options, contracts for sale, purchase, exchange, refining or processing of Hydrocarbons, operating agreements, unitization, pooling, and communitization agreements, farmins, farmouts, area of mutual interest agreements, declarations, or orders, construction agreements, construction and operation agreements, participation agreements, shoot-to-earn agreements, exploration agreements, partnership agreements, processing agreements, plant agreements, pipeline, gathering, exchange, and transportation agreements, disposal agreements, permits, licenses, and any other agreements affecting the Oil and Gas Assets, in each case to the extent set forth as Assigned Contracts on Exhibit D, but only to the extent that they do not adversely affect the ownership and/or operation of the affected Oil and Gas Assets (as currently used or owned) in any material respect; (c) any consent applicable to the transactions contemplated hereby listed on Disclosure Schedule 5.2 with respect to which, prior to Closing, waivers are obtained from the appropriate parties; (d) easements, rights-of-way, servitudes, permits, surface leases, and other similar rights on, over, or in respect of any of the Oil and Gas Assets, as long as any such encumbrances, individually or in the aggregate, do not interfere in any material respect with Sellers’ use or operation of the Oil and Gas Assets (as currently used or operated) burdened thereby; (e) all royalties, overriding royalties, production payments, net profits interests, reversionary interests, carried interests, and other burdens with respect to a Well; (f) defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against such Seller’s title, (ii) arising out of lack of corporate authorization or a variation in corporate name, (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents, or (iv) resulting from lack of survey; (g) liens or other Encumbrances for Taxes not yet due and payable; (h) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or Encumbrances arising in the ordinary course of business for payments not yet delinquent that are inchoate and have not been perfected pursuant to law or that are contained in joint operating agreements or similar agreements covering the Oil and Gas Assets; (i) Imbalances; (j) plugging and surface restoration obligations; (k) all rights to consent or approval by, required notices to, filings with, or other actions by, Governmental Authorities in connection with the conveyance of the Assigned Leases and Interests, if the same are customarily sought and received after the Closing; (l) calls on Hydrocarbon production under any Assigned Contracts; (m) the terms and conditions of the Assigned Leases and Interests, including any depth limitations or similar limitations that may be set forth therein and any liens or security interests reserved in the Assigned Leases and Interests for royalty, bonus, or rental, or for compliance with the terms of the Assigned Leases and Interests; (n) mortgages on the lessor’s interest under an Assigned Lease and Interest; (o) subject to Section 8.11, Preferential Purchase Rights listed on Disclosure Schedule 5.11 with respect to which, prior to Closing, waivers are obtained from the appropriate parties or the time for asserting such rights has expired without an exercise of such rights; (p) such other defects or irregularities of title or Encumbrances or other matter cured by Sellers or waived in writing or deemed waived by Buyer pursuant to Article 12; (q) any maintenance of uniform interest provision in an operating agreement if waived by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Oil and Gas Asset from the applicable Seller to Buyer; (r) liens or trusts arising in connection with workers’ compensation, unemployment insurance, or pension; (s) conventional rights of reassignment obligating the applicable Seller to reassign its interest in any portion of the Assigned Leases and Interests to a third party, if such right is only triggered when Buyer expressly indicates its intention to release or abandon such interest prior to the expiration of the primary term or other termination of such interest; and (t) any Encumbrances that will be released by the Sale Order.
“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.
“Phase I Environmental Site Assessment” means a Phase I environmental property assessment of the Oil and Gas Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13).

“Preferential Purchase Right” means any right or agreement that enables any Person to purchase or acquire any Oil and Gas Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.
“Preliminary Settlement Statement” means that certain statement provided by Sellers to Buyer pursuant to Section 8.13, as amended (if applicable) by mutual agreement prior to Closing, setting forth those initial adjustments to the Base Purchase Price made at Closing.
“Proceeding” means any Action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.
“Properties” has the meaning set forth in Section 2.1(b)(ii).
“Purchase Price” has the meaning set forth in Section 3.1.
“Records” has the meaning set forth in Section 2.1(b)(x).
“Reimbursing Party” has the meaning set forth in Section 8.1(c).
“Rejected Contracts” has the meaning set forth in Section 7.4(d).
“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment (including the abandonment or discharging of barrels, containers and other closed receptacles containing any Hazardous Substance).
“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
“Sale Motion” means the motion filed on September 17, 2015 pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code seeking entry of the Bidding Procedures Order and the Sale Order and approval of the transactions contemplated by this Agreement.
“Sale Order” means an Order of the Bankruptcy Court, in form and substance approved by Buyer (such approval not to be unreasonably withheld or conditioned so long as the Order is not inconsistent with, and does not limit the rights and protections of Buyer under, this Agreement), pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Oil and Gas Assets to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (other than Permitted Encumbrances) to the extent permissible under Section 363(f) of the Bankruptcy Code, and the assumption and assignment of the Assigned Contracts and the Assigned Leases and Interests to Buyer, and containing a finding that Buyer has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code, a proposed version of which Order is to be filed by Sellers with the Bankruptcy Court as soon as reasonably practicable prior to the hearing on the Sale Motion.
“Section 11.2(c) Pending Claim” has the meaning set forth in Section 11.2(c).
“Section 11.2(d) Pending Claim” has the meaning set forth in Section 11.2(d).
“Securities Act” means the Securities Act of 1933, as amended.

“Security Arrangements” has the meaning set forth in Section 8.5(c).
“Seller Parties” means Sellers, their respective Affiliates and the former, current or future equity holders and Representatives of each of the foregoing.
“Seller Termination Notice” has the meaning set forth in Section 11.1(c)(i).
“Sellers” has the meaning set forth in the introductory paragraph.
“Sellers’ Escrow Agreement” has the meaning set forth in Section 7.10.
“Sellers’ Escrow Amount” has the meaning set forth in Section 7.10.
“Sellers’ Obligations” has the meaning set forth in Section 8.5(c).
“Straddle Period” has the meaning set forth in Section 8.1(b).
“Subsidiary” means any entity with respect to which a specified Person directly or indirectly (through one or more intermediaries) has the power, through the direct or indirect ownership of securities or otherwise, to elect a majority of the directors or similar managing body.
“Superpriority Administrative Expense Claim” means a superpriority claim against the Sellers as provided in Bankruptcy Code section 507(b), with priority in payment over any and all unsecured claims and administrative expense claims against the Debtors, now existing or hereafter arising, of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including without limitation, sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114, and shall at all times be senior to the rights of the Sellers, and any successor trustee or any creditor, in the Sellers’ chapter 11 cases or any subsequent proceedings under the Bankruptcy Code, subject and subordinate only to First Lien 507(b) Claim as defined in paragraph 9(a) of the Amended Final Order Under 11 U.S.C. §§ 105, 361, 362, 363 and 507 and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing Debtors to Use Cash Collateral and (II) Granting Adequate Protection to Prepetition Secured Parties [D.I. 943] (the “Cash Collateral Order”).  For the avoidance of doubt and as consented to by the Second Lien Parties (as defined in the Cash Collateral Order), the Superpriority Administrative Expense Claim shall be senior in priority to the Second Lien 507(b) Claim (as defined in paragraph 9(d) of the Cash Collateral Order).
“Surface Interests” means all surface leases, subsurface leases, rights-of-way, licenses and easements applicable to, or used or held in connection with the ownership, operation, maintenance or repair of, or the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from, the Properties, together with all surface fee interests in the lands covered by the Assigned Leases and Interests, excluding any surface use agreements and other surface or subsurface rights agreements.
“Suspense Funds” means proceeds of production and interest in respect of any of the Oil and Gas Assets that are payable to third parties and are being held in suspense by any Seller as the operator of such Oil and Gas Assets.
“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Allocation” has the meaning set forth in Section 8.2.
“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.
“Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.
“Transfer Taxes” has the meaning set forth in Section 8.1(a).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Legal Requirement and the rules and regulations thereunder.
“Wells” has the meaning set forth in Section 2.1(b)(ii).
1.2    Other Definitions and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ means United States dollars.
Exhibits/Schedules/Disclosure Schedules. All Exhibits, Schedules and Disclosure Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting only the singular number include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.
Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(b)    No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.
ARTICLE 2

PURCHASE AND SALE
2.1    Purchase and Sale.
(a)    Upon the terms and subject to the conditions of this Agreement and the Sale Order, on the Closing Date, Sellers (as applicable) shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), the Oil and Gas Assets.
(b)    The “Oil and Gas Assets” shall include all right, title and interest of Sellers in, to or under the following:
(i)    all Leases (other than the Excluded Leases) and Mineral Interests (other than the Excluded Mineral Interests), including (1) the Leases and Mineral Interests described on Exhibit A attached hereto, and (2) those Leases and Mineral Interests located in or under (y) the lands covered by the Leases and/or Mineral Interests described on Exhibit A attached hereto, and (z) the Leases and lands included in any units with which the Leases, the Mineral Interests, or the lands covered thereby may have been pooled, unitized or communitized (collectively, the “Assigned Leases and Interests”);
(ii)    the oil, gas, water, disposal, observation or injection wells located on the Assigned Leases and Interests, whether producing, non-producing, shut-in, or temporarily abandoned, including those described on Exhibit B (collectively, the “Wells”, and together with the Assigned Leases and Interests, the “Properties”);

(iii)    all Hydrocarbons produced from or attributable to the Properties and not yet past a custody transfer point at the Effective Time or produced on and after the Effective Time, and all proceeds attributable thereto;
(iv)    all equipment, machinery, fixtures and other tangible personal property and improvements located on, used or held for use or obtained in connection with the ownership or operation of the Properties, including tanks, boilers, plants, buildings, field offices and other structures, fixtures, injection facilities, saltwater disposal facilities, compressors and other compression facilities (whether installed or not), pumping units, flow lines, pipelines, gathering systems, Hydrocarbon treating or processing systems or facilities, meters, machinery, power and other utility lines, roads, computer and automation equipment, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters, central processing equipment, tools, spare parts, warehouse stock, all vehicles and other rolling stock (and all equipment used in connection with such rolling stock, including safety equipment, special tools, dynamometers, hand tools and fluid level equipment), and all materials, supplies, machinery, equipment, improvements, furniture, fixtures and other personal property located on any property owned or leased by Sellers, and other appurtenances, improvements and facilities, including the items described on Exhibit C (collectively, the “Equipment”);
(v)    all pipes, casing, tubing, tubulars, fittings, and other spare parts, supplies, tools, and materials located on, used or held for use on or held as inventory in connection with the ownership or operation of the Properties and Equipment;
(vi)    to the extent transferable pursuant to applicable Legal Requirements, all governmental (whether federal, state or local) permits, licenses, authorizations, franchises, grants, easements, variances, exceptions, consents, certificates, approvals and related instruments or rights of any Governmental Authority or other third party, and any writ, judgment, decree, award, order, injunction or similar order, writ, ruling, directive or other requirement of any Governmental Authority (in each such case whether preliminary or final) required of any Seller for the ownership, operation or use of the Properties or Equipment (collectively, the “Permits”);
(vii)    the Contracts described on Exhibit D attached hereto (collectively, the “Assigned Contracts”);
(viii)    all Surface Interests (other than Excluded Surface Interests), including those described on Exhibit E attached hereto, insofar as they relate to any other Oil and Gas Asset (collectively, the “Assigned Surface Interests”),
(ix)    except with respect to the Excluded Assets and the Excluded Liabilities, all claims, refunds, abatements, variances, allocations, causes of action, claims for relief, choses in action, rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, counter-claims, cross-claims and defenses of any Seller to the extent related to the Oil and Gas Assets and arising or relating to events occurring from and after the Effective Time or related to the Assumed Liabilities;
(x)    all information, books, databases, files, records and data (whether in written or electronic format) relating directly to any Oil and Gas Asset and to any Assumed Liabilities except for (A) records that any Seller is prohibited from disclosing or transferring under any third party agreement or applicable law, (B) information entitled to legal privilege, including attorney work product and attorney-client communications (except for title opinions, which shall be included in the Records), (C) economic projections and records of offers from, or negotiations with, Buyer or third parties with respect to any proposed transfer of any of the Oil and Gas Assets and economic analyses associated therewith (collectively, the “Records”), including, subject to the exceptions set forth above, reservoir, land, operation and production files and records, inclusive of lease records, well records, division order records, property ownership reports and files, contract files and records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), correspondence, production records, prospect files and other prospect information, supplier lists and files, customer lists and files; and all other data including proprietary and non-proprietary engineering, geological, geophysical and seismic data, files and records (but only to the extent transferable without material restriction (including a material restriction against assignment without prior consent)), inclusive of maps, logs, core analysis, formation tests, cost estimates, studies, plans, prognoses, surveys and reports, and including raw data and any interpretive data or information relating to the foregoing, the proprietary data of Sellers listed on Exhibit F which is transferrable to Buyer without payment of money or other restrictions, and any other proprietary data in the actual possession or control of any Seller or which any Seller has the right to obtain (either without the payment of money or delivery of other consideration or unduly burdensome effort or, upon Buyer’s written election, at Buyer’s expense) and relating to the ownership, operation, development, maintenance or repair of, or the production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from, the other Oil and Gas Assets; provided, that if any Records can only be assigned to Buyer with a fee or penalty, Buyer shall bear responsibility for such fee or penalty;
(xi)    all trade credits, accounts receivable, note receivables, take or pay amounts receivable, and other receivables attributable to the other Oil and Gas Assets, with respect to any period of time on and after the Effective Time;
(xii)    all Suspense Funds; and
(xiii)    for the avoidance of doubt, although also included as part of the Equipment or Assigned Surface Interests, all pipelines and gathering systems owned by Sellers that are used in connection with or related to the Properties, including the items listed on Exhibit G attached hereto.
2.2    Excluded Assets.
Notwithstanding the foregoing, the Oil and Gas Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby, the following (collectively, the “Excluded Assets”):
(a)    the Purchase Price delivered to Sellers pursuant to this Agreement;
(b)    all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit, bank accounts and other bank deposits as of the Closing Date, in each case, excluding the Suspense Funds, and any item described in Schedule 2.2(b);
(c)    all trade credits, accounts receivable, note receivables, take or pay amounts receivable, and other receivables attributable to the Oil and Gas Assets with respect to any period of time prior to the Effective Time;

(d)    all Hydrocarbons produced from or attributable to the Properties prior to the Effective Time, including marketable Hydrocarbons produced from or attributable to the Properties in storage tanks as of the Effective Time, and Hydrocarbons past a custody transfer point at the Effective Time, and all proceeds attributable thereto;
(e)    any shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller or any of Sellers’ Subsidiaries;
(f)    all minute books, stock ledgers, corporate seals and stock certificates of Sellers;
(g)    all (i) corporate, financial, Tax and legal records of any Seller that relates to such Seller’s business generally (excepting the same to the extent relating to the Assumed Liabilities and the Oil and Gas Assets) and (ii) books, records and files that relate to any Excluded Assets;
(h)    all Excluded Leases and all Excluded Mineral Interests;
(i)    all Excluded Contracts;
(j)    all Excluded Surface Interests;
(k)    all rights to any refunds of Taxes (or other related costs or expenses) that are borne by or the responsibility of any Seller or attributable to any Tax asset of any Seller;
(l)    any refunds due to any Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Oil and Gas Assets with respect to any period of time prior to the Effective Time;
(m)    subject to Section 8.9(b), all insurance policies and rights to proceeds thereof;
(n)    all Permits and pending applications therefor to the extent related to any other Excluded Asset or the Excluded Liabilities;
(o)    all prepayments, good faith and other bid deposits submitted by any third party under the terms of the Bidding Procedures Order;
(p)     all claims, refunds, abatements, variances, allocations, causes of action, claims for relief, choses in action, rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, counter-claims, cross-claims and defenses of any Seller other than those constituting Oil and Gas Assets;
(q)     all rights, claims or causes of action by or in the right of a Seller against any current or former director or officer of a Seller;
(r)    the Avoidance Actions;
(s)    all claims and causes of action of any Seller (i) arising from acts, omissions, or events, or damage to or destruction of property occurring prior to the Effective Time, or (ii) affecting any of the other Excluded Assets;

(t)    any documents withheld or not transferred pursuant to the exceptions set forth in Section 2.1(x), including all documents and instruments of Sellers and its Affiliates that are protected by attorney-client privilege;
(u)    any rights, claims or causes of action of Sellers under this Agreement or any other Transaction Document;
(v)    that certain Office Lease dated April 5, 2010, by and between Behringer Harvard Burnett Plaza LP, as landlord, and Company, as tenant, as amended, and any subleases thereof (the “Office Lease”); and
(w)    the intercompany note between Quicksilver Resources Inc. and Quicksilver Resources Canada Inc.
2.3    Assumed Liabilities.
Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall execute and deliver to Sellers the Assumption Agreement in the form attached hereto as Exhibit H (the “Assumption Agreement”) pursuant to which Buyer shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof and except to the extent discharged by the Sale Order), only the following Liabilities (collectively, the “Assumed Liabilities”) and no others:
(a)    Assigned Contracts. All of the Sellers’ Liabilities under the Assigned Contracts, whether such Liabilities arise prior to, at, or after the Effective Time, except such Liabilities that are satisfied or discharged by the payment of Cure Costs (including, for the avoidance of doubt, any Assigned Contracts for which the Cure Costs were set as $0 and approved as such by virtue of the Sale Order or such other order authorizing the assumption and assignment of such Assigned Contracts);
(b)    Properties. All of Sellers’ plugging and abandonment obligations relating to the Properties regardless of whether arising prior to, at, or after the Effective Time, and all of the Sellers’ other Liabilities under the Properties to the extent such Liabilities arise after the Effective Time;
(c)    Assigned Surface Interests. All of the Sellers’ Liabilities under the Assigned Surface Interests to the extent such Liabilities arise after the Effective Time;
(d)    Cure Costs. All Cure Costs;
(e)    Suspense Funds. All of the Sellers’ Liabilities in connection with the Suspense Funds to the extent actually received by Buyer;
(f)    Buyer Taxes. All Taxes with respect to the Oil and Gas Assets, except Asset Taxes that are the responsibility of the Sellers pursuant to Section 8.1(b);
(g)    Transfer Taxes. All Transfer Taxes;
(h)    Buyer Employees. All Liabilities with respect to Buyer Employees, including under the WARN Act, relating to any act or omission of Buyer occurring after the Closing Date, except as excluded under Section 2.4(i);
(i)    Assumed Accounts Payables. All Assumed Accounts Payables; and

(j)    Other Oil and Gas Assets. To the extent not already described in 2.3(a) through (i) above, all Liabilities arising from, related to, or associated with the Oil and Gas Assets to the extent such Liabilities arise after the Effective Time.
The assumption by Buyer of the Assumed Liabilities shall not, in any way, enlarge the rights of any third parties relating thereto. For the avoidance of doubt, all Liabilities to third parties related to the Oil and Gas Assets arising on or before the Effective Time that are extinguished pursuant to the Sale Order shall not be Assumed Liabilities.
2.4    Excluded Liabilities.
Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Sellers, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). For purposes of clarity, and without limitation of the generality of the foregoing, the Excluded Liabilities shall include each of the following Liabilities of Sellers, other than the Assumed Liabilities:
(a)    all indebtedness for borrowed money of Sellers;
(b)    all guarantees of third party obligations by Sellers and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit;
(c)    all accrued expenses and accounts payables, other than the Assumed Accounts Payables;
(d)    Asset Taxes that are the responsibility of the Sellers pursuant to Section 8.1(b);
(e)    those Actions and Proceedings set forth on Disclosure Schedule 5.15;
(f)    all Liabilities of Sellers to any owner or former owner of capital stock or warrants, or holder of indebtedness for borrowed money;
(g)    drafts or checks outstanding at the Closing;
(h)    any claims to the extent related to the Excluded Assets;
(i)    all Liabilities with respect to the Company’s and its Subsidiaries’ employees, including under the WARN Act, relating to any act or omission occurring prior to or on the Closing Date, regardless of when a claim for any such Liabilities is brought;
(j)    all Liabilities related to the Office Lease;
(k)    all Liabilities of Sellers in connection with Suspense Funds to the extent such funds are not delivered by Sellers to Buyer; and
(l)    all Liabilities, duties or claims related to the Bankruptcy Case, the costs or administration of the Bankruptcy Case, or Seller’s duties or obligations arising under the Bankruptcy Code.
2.5    Assigned Contracts and Cure Costs.

(a)    On or prior to the Closing, Buyer shall pay, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, any and all cure and reinstatement costs or expenses relating to the assignment and assumption of the Assigned Contracts and Assigned Leases and Interests (the “Cure Costs”) to which any Seller is a party and which are included in the Oil and Gas Assets. For the avoidance of doubt, Buyer shall not be required to make any payment of Cure Costs for, or otherwise have any Liabilities with respect to, any Contract that is not an Assigned Contract.
(b)    At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer’s sole discretion, to provide written notice to Sellers (each such notice, a “Contract Notice”) of Buyer’s election to designate a Contract (including any Contract that is an Assigned Contract immediately before such designation) as an Excluded Contract, and upon such designation such Contract shall constitute an Excluded Contract (and, if applicable, shall cease to constitute an Assigned Contract). If, at any time after the Designation Deadline, the Cure Costs fixed by the Bankruptcy Court for any Assigned Contract are (i) greater than the amount set forth on the schedule of Cure Costs filed by Sellers with the Bankruptcy Court [D.I. 957] (together with any amendments, supplements or modifications thereto, the “Cure Schedule”) and (ii) are not consented to by Buyer, then Buyer shall be permitted, no later than two Business Days after entry of an order by the Bankruptcy Court setting such Cure Costs, to provide Sellers a Contract Notice of Buyer’s election to revoke its designation of any such Contract as an Assigned Contract and thereupon such Contract shall be deemed to be an Excluded Contract for all purposes of this Agreement.
(c)     If Buyer exercises its rights in clause (b) above to designate a Contract, including a Contract that was an Assigned Contract immediately before such designation, as an Excluded Contract, there shall be no reduction in the Purchase Price as a result of such designation or change in designation.
(d)    Notwithstanding anything herein to the contrary, Sellers shall bear and pay any and all (i) Cure Costs and (ii) costs and liabilities incurred prior to the Effective Time with respect to the Assigned Contracts listed on Schedule 2.5(d).
2.6    Assignment of Oil and Gas Assets Subject to Consent Requirements.
If prior to the Closing Date any consent to assignment applicable to the transactions contemplated hereby (other than governmental consents or approvals customarily obtained post-Closing) has not been obtained, and further, the document setting forth the need to obtain such consent provides that such consent may be withheld for any reason or failure to obtain such third party consent may result in the termination of a Lease, including causing such to be void or voidable (each such third party consent, a “Hard Consent”), each Oil and Gas Asset affected by such Hard Consent shall be held back from the Oil and Gas Assets conveyed at Closing and the Base Purchase Price shall be reduced by the Allocated Value for such Oil and Gas Assets. Any Oil and Gas Asset so held back at the Closing will be conveyed to Buyer within ten Business Days after such Hard Consent has been obtained, waived or otherwise satisfied. At such subsequent closing, Sellers shall contribute, assign, transfer and convey to Buyer, and Buyer shall acquire and accept from Seller, such Property pursuant to the terms of this Agreement, and Buyer shall then be obligated for the payment of the Allocated Value attributable to such Oil and Gas Asset. Except for Hard Consents, if any consents to the assignment of any Oil and Gas Asset are not obtained prior to Closing, then with respect to each affected Oil and Gas Asset, the affected Oil and Gas Assets shall nevertheless be sold and conveyed to Buyer at the Closing and Buyer shall pay for the affected Oil and Gas Asset(s) at Closing in accordance with this Agreement as though the Consent had been obtained. In the case of licenses, certificates, approvals, authorizations, Leases, Contracts and other commitments included in the Oil and Gas Assets (i) that cannot be transferred or assigned without the Hard Consent of third parties, which Hard Consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer in endeavoring to obtain such Hard Consent and, if any such Hard Consent is not obtained, Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, cooperate with Buyer in all reasonable respects to provide to Buyer the benefits thereof in some other manner, or (ii) that are otherwise not transferable or assignable (after giving effect to the Sale Order and the Bankruptcy Code), Sellers shall, following the Closing, at Buyer’s sole expense and subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer to provide to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder); provided that nothing in this Section 2.6 shall (x) require Sellers to make any expenditure or incur any obligation on their own or on behalf of Buyer for which funds in the full amount of such expenditure or obligation are not provided to Sellers by Buyer in advance in cash or (y) prohibit any Seller from ceasing operations or winding up its affairs following the Closing.
2.7    Further Assurances.
The Parties agree to (a) furnish upon request to each other such further information, (b) execute, acknowledge and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents; provided that Sellers’ covenants and obligations after Closing shall be limited to the extent Sellers have employees and resources available for such purposes, and provided further that nothing in this Agreement shall prohibit any Seller from ceasing operations or winding up its affairs following the Closing.
ARTICLE 3

PURCHASE PRICE
3.1    Purchase Price.
The purchase price for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Oil and Gas Assets shall consist of the following (collectively, the “Base Purchase Price”):
(a)    cash in an amount equal to Two Hundred and Forty-Five Million Dollars ($245,000,000); and
(b)    the assumption of the Assumed Liabilities.
Notwithstanding the foregoing, the Base Purchase Price shall be adjusted as provided in Section 2.6, Section 8.9(b) and Section 8.12 hereof (as adjusted, the “Purchase Price”). The cash components of the Purchase Price shall be delivered by Buyer as set forth in Section 4.2.

3.2    Good Faith Deposit.
(a)    As required by the terms of the Bidding Procedures Order, Buyer has submitted a Good Faith Deposit in the amount of five percent (5%) of the Base Purchase Price. Within two (2) Business Days after the Sale Order has been entered by the Bankruptcy Court, Buyer shall increase the Good Faith Deposit to an amount equal to twenty percent (20%) of the Base Purchase Price. The Good Faith Deposit shall be held and disbursed by Sellers in accordance with the terms of this Agreement.
(b)    If the Closing of the sale of the Oil and Gas Assets by Sellers to Buyer pursuant to this Agreement is not consummated because of a breach of this Agreement by Buyer resulting in termination pursuant to Section 11.1(c)(i), then, in such event and assuming that the failure of Buyer is not due to Sellers’ breach of any provision of this Agreement, Sellers shall have the right to receive the Good Faith Deposit, free of any claims by Buyer thereto, as liquidated damages due to the difficulty of ascertaining actual damages with any certainty and, to the fullest extent permitted by applicable Law, the Good Faith Deposit (together with the remedies provided for in Section 11.2(b)) shall be Sellers’ sole and exclusive remedy with respect to such breach by Buyer notwithstanding any provision to the contrary contained in Article 11 or elsewhere in this Agreement. The Parties shall cause the payment of the Good Faith Deposit, together with any interest or other earnings thereon, to be delivered to Sellers within five (5) Business Days of such termination, free of any claims by Buyer with respect thereto.
(c)    If this Agreement is terminated for any reason other than a breach of this Agreement by Buyer resulting in termination pursuant to Section 11.1(c)(i), Buyer shall be reimbursed the Good Faith Deposit, together with any interest or other earnings thereon. The Parties shall cause the reimbursement of the Good Faith Deposit to be delivered to Buyer within five (5) Business Days of such termination, free of any claims by Sellers with respect thereto.
ARTICLE 4

CLOSING
4.1    Closing Date.
Upon the terms and subject to the conditions hereof, the closing of the sale of the Oil and Gas Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Central Standard Time, at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, no later than three Business Days following the date on which the conditions set forth in Article 9 and Article 10 have been satisfied or, if permissible, waived, excepting the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”
4.2    Payment on the Closing Date.
Subject to satisfaction or, if permissible, waiver of the conditions set forth in Article 9 and Article 10, at the Closing, Buyer shall pay, or cause to be paid, the cash components of the

Purchase Price, less the Good Faith Deposit, by wire transfer of immediately available funds to an account specified in writing by the Sellers prior to the Closing Date.
4.3    Buyer’s Deliveries.
At the Closing, Buyer shall deliver or cause to be delivered to Sellers (or such other Persons where so designated):
(a)    the cash consideration referenced in Section 3.1(a) to the Sellers in accordance with Section 4.2;
(b)    the Assumption Agreement, duly executed by Buyer;
(c)    a copy of Buyer’s Certificate of Formation, certified as of a recent date by the Secretary of State of the State of Delaware;
(d)    a copy of Buyer’s Limited Liability Company Agreement as in effect on the Closing Date;
(e)    a certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;
(f)    a certificate of the corporate secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (A) there having been no amendments to the Certificate of Formation of Buyer since the date of the certified certificate of formation delivered pursuant to Section 4.3(c); (B) Buyer’s authorization to execute and perform its obligations under the Transaction Documents to which Buyer is a party; and (C) incumbency and signatures of the President of Buyer executing the Transaction Documents;
(g)    each other Transaction Document to which Buyer is a party, duly executed (and acknowledged, where applicable) by Buyer, including the Assignment, letters-in-lieu of transfer orders to be prepared by Seller, change of operator forms to be prepared by Sellers, change of operator notices required under applicable operating agreements, and any other applicable forms and declarations required by federal and state agencies relative to Buyer’s assumption of operations and plugging and abandonment Liabilities with respect to all of the Oil and Gas Assets;
(h)    the certificates of Buyer to be received by Sellers pursuant to Sections 10.1 and 10.3;
(i)    a counterpart of the Preliminary Settlement Statement executed by Buyer;
(j)    evidence (including evidence of satisfaction of all applicable bonding or insurance requirements) as Sellers may reasonably request demonstrating that Buyer is qualified with the applicable Governmental Authorities and pursuant to any applicable operating agreement to succeed Sellers as the owners and, where applicable, the operator of the Oil and Gas Assets;
(k)    a joint instruction letter instructing the escrow agent to disburse the Sellers’ Escrow Amount (together with all interest accrued thereon) to Sellers, executed by Buyer; and

(l)    such other assignments and other good and sufficient instruments of assumption and transfer, in form reasonably satisfactory to Sellers, as Sellers may reasonably request to transfer and assign the Assumed Liabilities to Buyer.
4.4    Sellers’ Deliveries.
At the Closing, Sellers shall deliver to Buyer:
(a)    the Assignment and each other Transaction Document to which any Seller is a party (including letters-in-lieu of transfer orders and change of operator forms), duly executed by the applicable Sellers;
(b)    the Assumption Agreement, duly executed by Sellers;
(c)    a certified copy of the Sale Order;
(d)    the certificates of Sellers to be received by Buyer pursuant to Sections 9.1 and 9.2;
(e)    a non-foreign affidavit by each Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445, stating that Seller is not a “foreign person” as defined therein;
(f)    a counterpart of the Preliminary Settlement Statement executed by Seller;
(g)    a joint instruction letter instructing the escrow agent to disburse the Sellers’ Escrow Amount (together with all interest accrued thereon) to Sellers, executed by Sellers;
(h)    an electronic copy of all data and other information from the Sellers’ Excalibur financial database for the six (6) year period preceding the Closing to the extent relating to the Oil and Gas Assets; and
(i)    such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Sellers in, to or under any or all the Oil and Gas Assets.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as disclosed in the Disclosure Schedules attached hereto, Sellers (as applicable) represent and warrant the following to Buyer:
5.1    Organization and Good Standing.
Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller has the requisite corporate or partnership power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of their business or the nature of their properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

5.2    Authority; Validity; Consents.
Each Seller has, subject to requisite Bankruptcy Court approval, the requisite corporate or partnership power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to requisite Bankruptcy Court approval, the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate or partnership action. This Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by a Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to requisite Bankruptcy Court approval, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is party thereto, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability is limited by general principles of equity. Subject to requisite Bankruptcy Court approval, to each Seller’s Knowledge, except (a) for entry of the Sale Order, (b) for notices, filings and consents required in connection with the Bankruptcy Case and (c) for the notices, filings and consents set forth on Disclosure Schedule 5.2 (to the extent applicable to the Oil and Gas Assets), Sellers are not required to give any notice to, make any filing with or obtain any consent from any Person (including any Governmental Authority) in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby, except as would not, individually or in the aggregate, have a Material Adverse Effect.
5.3    No Conflict.
When the consents and other actions described in Section 5.2, including requisite Bankruptcy Court approval, have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Sellers under (a) any agreement, indenture, or other instrument to which any Seller is bound, (b) the certificate of incorporation, bylaws or other governing documents of any Seller, (c) any Order or (d) any Legal Requirement, except as would not, individually or in the aggregate, have a Material Adverse Effect.
5.4    Material Contracts.
To each Seller’s Knowledge, (i) Disclosure Schedule 5.4 lists all Material Contracts in effect as of the Effective Time, (ii) all Material Contracts are in full force and effect, except (1) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity and (2) as would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) except for the Bankruptcy Case, no default or breach (or event that, with notice or lapse of time, or both, would become a default or Breach) of any such Material Contracts has occurred or is continuing on the part of such Seller.
5.5    Permits.

As of the Effective Time, all necessary Permits with regard to the ownership or operation Oil and Gas Assets have been obtained and maintained in effect and no violations exist in respect of such Permits, except for such non-compliance, failure to obtain or maintain, and such facts, conditions or circumstances, the existence of which would not constitute a Material Adverse Effect.
5.6    Wells; Plug and Abandon Notice.
Except as set forth on Disclosure Schedule 5.6, there are no Wells (i) in respect of which such Seller has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned, or (ii) to each Seller’s Knowledge, that are neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Legal Requirements, that are required to be plugged and abandoned in accordance with applicable Legal Requirements but have not been plugged and abandoned.
5.7    Imbalances.
All Imbalances relating to the Oil and Gas Assets are reflected in Disclosure Schedule 5.7 as of the date stated therein.
5.8    AFEs.
Disclosure Schedule 5.8 contains a list, true and correct as of the date set forth therein, of all material authorities for expenditures (collectively, “AFEs”) for capital expenditures with respect to the Oil and Gas Assets that have been proposed by any Person having authority to do so (including internal AFEs of Sellers not delivered to third parties) or other commitment to make expenditures in respect of the ownership or operation of the Oil and Gas Assets in an amount in excess of $50,000.
5.9    Non-Consent Operations.
Except as set forth on Disclosure Schedule 5.9, no operations are being conducted or have been conducted on the Oil and Gas Assets with respect to which any Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of such Seller’s rights have not yet reverted to it.
5.10    Hedging.
There are no Hedge Contracts of Sellers or their Affiliates that are or will be binding on the Oil and Gas Assets at any time after the Closing Date.
5.11    Preferential Purchase Rights.
Disclosure Schedule 5.11 lists all Preferential Purchase Rights applicable to the transactions contemplated by this Agreement.
5.12    Suspense Funds.
Disclosure Schedule 5.12 sets forth a list, true and correct as of the date set forth therein, of all Suspense Funds and the name or names of the parties to whom such funds are owed.
5.13    Intellectual Property.

Except as set forth on Disclosure Schedule 5.13, no Seller owns any Intellectual Property related to or used in connection with the ownership or operation of the Oil and Gas Assets.
5.14    Taxes.
Each Seller has timely filed all material Tax Returns required to be filed with the appropriate Governmental Authorities (taking into account any extension of time to file granted to Sellers), and has paid all material Taxes shown on any such Tax Return as owing. Except as set forth on Disclosure Schedule 5.14, (a) no material examination of any such Tax Return of Sellers is currently in progress by any Governmental Authority and (b) no material adjustment has been proposed in writing with respect to any such Tax Returns for the last five (5) fiscal years by any Governmental Authority.
5.15    Legal Proceedings.
Except for the Bankruptcy Case and as set forth on Disclosure Schedule 5.15, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that would have, individually or in the aggregate, a Material Adverse Effect.
5.16    Labor Matters.
There are no collective bargaining agreements to which Sellers or their Affiliates are a party. There is no pending or, to Sellers’ Knowledge, threatened, strike, slowdown, picketing, work stoppage, and there is no pending application for certification of a collective bargaining agent involving any Seller.
5.17    Employee Benefits.
To each Seller’s Knowledge, Disclosure Schedule 5.17(a) sets forth a true and complete list of each (i) deferred compensation plan, (ii) incentive compensation plan, (iii) equity compensation plan, (iv) “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA), (v) “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA) (vi) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (vii) employment (other than offer letters entered into in the ordinary course of business), termination, severance or “change in control” agreement and (viii) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Sellers or by any trade or business, whether or not incorporated, that together with Sellers would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”), or to which Sellers or any ERISA Affiliate is party, for the benefit of any Buyer Employee (each such plan, whether or not material, is referred to herein as a “Benefit Plan”). All Assumed Benefit Plans set forth on Disclosure Schedule 5.17(b) are in material compliance with all applicable Legal Requirements.
5.18    Sufficiency of Oil and Gas Assets.
Except as set forth on Disclosure Schedule 5.18, to each Seller’s Knowledge, (a) the Oil and Gas Assets, together with Sellers’ agreements under this Agreement and the other Transaction Documents, will, as of the Closing Date, constitute all of the material assets and rights necessary for Buyer to own and operate the Properties substantially as presently owned and operated by Sellers.

5.19    Compliance with Laws.
Except as set forth on Disclosure Schedule 5.19, from and after the date that is eighteen months prior to the date of execution of this Agreement (a) no Seller has received written notice from any Governmental Authorities alleging a violation of Environmental Laws relating to the Properties, and to Sellers’ Knowledge, no such notice is pending, and (b) except where lack of compliance would not have a Material Adverse Effect, the Properties are in compliance with all Legal Requirements other than Environmental Laws.
5.20    Equipment.
Except as would not have a Material Adverse Effect, all of the Equipment is in a state of reasonable repair (ordinary wear and tear excepted) so as to be suitable for the purposes of which such equipment was constructed, obtained or is currently being used in all material respects.
5.21    Brokers or Finders.
Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions.
5.22    Knowledge Qualifier for Non-Operated Oil and Gas Assets.
To the extent that any Seller has made any representations or warranties in this Article 5 in connection with matters relating to non-operated Oil and Gas Assets, each and every such representation and warranty shall be deemed to be qualified by the phrase “To Seller’s Knowledge”.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as follows:
6.1    Organization and Good Standing.
Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.
6.2    Authority; Validity; Consents.
Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company or corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a Party will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Except with respect to its lender, Wells Fargo Bank, N.A., Buyer is not or will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a Party or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.
6.3    No Conflict.
When the consents and other actions described in Section 6.2 have been obtained and taken, the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the Limited Liability Company Agreement of Buyer, as applicable, (c) any Order or (d) any Legal Requirement.
6.4    Availability of Funds.
As of the Closing, Buyer will have sufficient cash in immediately available funds (without giving effect to any unfunded financing, regardless of whether any such financing is committed) to pay the Purchase Price, all costs, fees and expenses to be paid by Buyer that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and assume the Assumed Liabilities.
6.5    Litigation.
There are no Proceedings pending or, to the Knowledge of Buyer, threatened, that would affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.
6.6    Brokers or Finders.
Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller is or will become liable, and Buyer shall hold harmless and indemnify Sellers from any claims with respect to any such fees or commissions.
6.7    Business Use, Bargaining Position, Representation.
Buyer is purchasing the Oil and Gas Assets for commercial or business use and has knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of a transaction such as this. Buyer is not in a significantly disparate bargaining position with Sellers and is represented by legal counsel.

ARTICLE 7

ACTIONS PRIOR TO THE CLOSING DATE
7.1    Access and Reports.
(a)    Subject to applicable Legal Requirements, upon receipt of written notice from Buyer of any such activities no less than two Business Days in advance, Sellers shall (and shall cause their Subsidiaries to) afford Buyer’s authorized Representatives reasonable access, during normal business hours until the date that is five Business Days prior to the scheduled Closing Date, to its employees, properties, books, Contracts and Records, and, during such period, Sellers shall furnish promptly to Buyer all information concerning the Oil and Gas Assets as may reasonably be requested; provided, however, such access shall not interfere with the ordinary conduct of business or the operation of the Oil and Gas Assets and at all times during such access, Buyer’s authorized Representatives shall be accompanied by at least one Representative of Sellers. All requests for information made pursuant to this Section 7.1 shall be submitted in accordance with Section 13.4. All such information shall be governed by the terms of the Confidentiality Agreement. No investigation pursuant to this Section 7.1 or by Buyer or its Representatives at any time prior to or following the date hereof shall affect or be deemed to modify any representation or warranty made by the Sellers herein.
(b)    From and after the execution of this Agreement until the date that is five Business Days prior to the scheduled Closing Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Oil and Gas Assets. During the Company’s regular hours of business and after providing the Company with written notice of any such activities no less than two Business Days in advance (which written notice shall include the written permission of the operator (if other than a Seller) and any other third party whose permission is legally required, which Seller shall reasonably cooperate with Buyer in securing), Buyer and its authorized Representatives shall be permitted to enter upon the Oil and Gas Assets, inspect the same, review all of Sellers’ files and records (other than those for which any Seller has an attorney-client privilege) relating to the Oil and Gas Assets, and generally conduct visual, non-invasive tests, examinations, and investigations; provided, however, that such entry shall not interfere with the ordinary conduct of business or operation of the Oil and Gas Assets and at all times during such entry, Buyer’s authorized Representatives shall be accompanied by at least one Representative of Sellers. No sampling or other invasive inspections of the Oil and Gas Assets may be conducted without the Company’s prior written consent, which shall not be unreasonably withheld. The withholding of consent to sampling or any other invasive inspection by the Company shall be deemed reasonable if (without limitation) the need for such sampling or invasive testing was not indicated from a visual inspection or, based on the Phrase I Environmental Assessment. Sellers will have the right, which they may exercise at their sole discretion, to (i) observe such investigation, and (ii) promptly receive a copy of all results, analyses, reports, and reviews, except for such information for which Buyer has an attorney-client privilege. All information obtained or reviewed by Buyer shall be maintained confidential by Buyer and shall be governed by the terms of the Confidentiality Agreement.
(c)    This Section 7.1 shall not require Sellers to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel,

which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Legal Requirement or any Contract to which the Company or any other Seller is a party or cause any privilege (including attorney-client privilege) that Sellers would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect Sellers’ position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if the Company or any other Seller, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Legal Requirement or Contract or be reasonably likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Buyer could be provided access to such information.
(d)    The information provided pursuant to this Section 7.1 shall be used solely for the purpose of the transactions contemplated by this Agreement, and such information shall be kept confidential by Buyer and Sellers in accordance with, and Buyer and Sellers shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement.
(e)    BUYER SHALL DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS EACH SELLER PARTY FROM AND AGAINST ANY AND ALL LIABILITIES THAT ANY BUYER PARTY MAY ASSERT AGAINST ANY SELLER PARTY, BASED UPON INJURY TO PERSON, INCLUDING DEATH, OR TO PROPERTY, ARISING IN ANY MANNER WHATSOEVER FROM ANY INSPECTION BY ANY BUYER PARTY OF THE OIL AND GAS ASSETS AND ACCESS BY ANY BUYER PARTY TO THE OIL AND GAS ASSETS PRIOR TO THE CLOSING DATE, WHETHER OR NOT BASED UPON STRICT LIABILITY OR CAUSED BY THE SOLE OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF ANY SELLER PARTY, UNLESS SUCH INJURY WAS OCCASIONED SOLELY BY THE GROSS NEGLIGENCE OR INTENTIONAL TORT OF ANY SELLER PARTY.
7.2    Operations Prior to the Closing Date.
Sellers covenant and agree that, except (v) as expressly contemplated by this Agreement, (w) as disclosed in Schedule 7.2, (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) and (y) as otherwise required by Legal Requirements, after the Effective Time and prior to the Closing Date:
(a)    Sellers shall:
(i)    use commercially reasonable efforts, taking into account Sellers’ status as debtors in possession, to maintain and operate the Oil and Gas Assets that are operated by any Seller as a reasonably prudent operator or cause such Oil and Gas Assets to be operated as a reasonably prudent operator in the ordinary course of business;
(ii)    pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, and other payments incurred with respect to the Oil and Gas Assets operated by any Seller except (A) royalties held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in any Oil and Gas Assets operated by any Seller, and (B) expenses or royalties being contested in good faith, if Sellers notify Buyer and obtain Buyer’s approval prior to withholding such payment;
(iii)    maintain their books, accounts and records in accordance with past custom and practice;
(iv)    maintain the personal property comprising part of the Oil and Gas Assets operated by any Seller in at least as good a condition as it is on the date hereof, subject to ordinary wear and tear;
(v)    use commercially reasonable efforts, taking into account Sellers’ status as debtors in possession, to (A) retain Company employees who are in good standing and are either necessary to conduct the business as it is currently being conducted and (B) maintain their relationships with and preserve the goodwill of their key service providers; and
(vi)    perform all other land and accounting services as would a reasonably prudent operator to maintain the Oil and Gas Assets.
(b)    Sellers shall not:
(i)    abandon any Oil and Gas Asset (except any abandonment of Leases to the extent any such Leases terminate pursuant to their terms);
(ii)    commence, propose, or agree to participate in any single operation with respect to the Wells or Assigned Leases and Interests with an anticipated cost in excess of $50,000, except for emergency operations, operations scheduled under the AFEs, or operations required by any Governmental Authority;
(iii)    terminate, cancel, or materially amend or modify any Assigned Contract or Assigned Lease and Interest;
(iv)    sell, lease, encumber, or otherwise dispose of all or any portion of any Oil and Gas Assets, except sales of Hydrocarbons in the ordinary course of business; or
(v)    enter into any agreement or commitment to take any action prohibited by this Section 7.2(b).
7.3    Commercially Reasonable Efforts.
(a)    Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied, (ii) the obtaining, at the earliest practicable date, of all necessary Governmental Authorizations and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority, and (iii) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.
(b)    Sellers, on the one hand, and Buyer, on the other hand, (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to any restrictions under applicable laws, rules or regulations, each of Buyer, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.
(c)    Subject to the terms and conditions of this Agreement, Buyer shall take any and all commercially reasonable steps necessary to avoid or eliminate any impediments under any applicable antitrust, competition or trade regulation laws that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting, by consent decree or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its Subsidiaries as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing, delaying or restricting the consummation of the transactions contemplated in this Agreement.
7.4    Bankruptcy Court Approval.
(a)    Sellers and Buyer acknowledge that this Agreement and the sale of the Oil and Gas Assets and the assumption and assignment of the Assigned Contracts and Assigned

Leases and Interests and the rejection of the Rejected Contracts are subject to Bankruptcy Court approval. Sellers and Buyer acknowledge that (i) to obtain such approval, Sellers must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Oil and Gas Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties as ordered by the Bankruptcy Court, and (ii) Buyer must provide adequate assurance of future performance under the to-be-assigned Leases and executory Contracts.
(b)    In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Sellers shall promptly notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Sellers shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.
(c)    From and after the date of execution of this Agreement and prior to the Closing or the termination of this Agreement in accordance with Section 11.1, Sellers shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.
(d)    Sellers shall, prior to the Closing Date, cause the Contracts listed on Schedule 7.4(d) (the “Rejected Contracts”) to be rejected pursuant to a Final Order of the Bankruptcy Court.
7.5    Bankruptcy Filings.
From and after the date of execution of this Agreement and until the Closing Date, Sellers shall use commercially reasonable efforts to deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that relate, in whole or in part, to this Agreement and the transactions contemplated hereby, or to Buyer or their respective agents or representatives, that are to be filed by the Sellers in the Bankruptcy Case in advance of their filing, in each case, if reasonably practicable under the circumstances before the filing of such papers. Notwithstanding the foregoing, neither Sellers’ inadvertent failure to comply with this Section 7.5, nor Sellers’ failure to comply with this Section 7.5 due to emergency circumstances, shall constitute a breach under this Agreement.
7.6    Updates and Amendments of Exhibits and Schedules.
Until the third Business Day before Closing, Sellers may amend, modify and/or supplement Exhibit A, Exhibit C, Exhibit D (subject to Section 2.5), Exhibit E, Schedule 2.2(h) and Schedule 2.2(i), in each case, as applicable, in order to reflect (i) any additional Contracts or Leases taken by any Seller or (ii) the deletion of any Contracts or Leases from any such Exhibit or Schedule, subject in each case above to the approval of Buyer, in its sole discretion.
7.7    Financial Information. From and after the date of execution of this Agreement and until the Closing Date, upon reasonable request from Buyer, Sellers shall use commercially reasonable efforts to provide Buyer with financial information about the Oil and Gas Assets or Sellers, as applicable, for purposes of assisting Buyer to satisfy Buyer’s anticipated securities law reporting obligations. Without limiting the foregoing, Sellers shall use commercially reasonable efforts to provide other material financial accounting information possessed by Sellers related to the Oil and Gas Assets for the six (6) year period preceding the Closing. Sellers shall use commercially reasonable efforts to assist Buyer in obtaining any necessary consents for the delivery of such information. Notwithstanding the foregoing, nothing contained in this Section 7.7 or elsewhere in this Agreement shall obligate Sellers to have their 2015 financial statements audited by an independent accounting firm or require Sellers to obtain consents to disclose their audited financial statements from any prior year.
7.8    Commitment Letter.
Prior to the execution of this Agreement, Buyer has delivered to Sellers a true and complete, fully-executed copy of the equity commitment letter (the “Commitment Letter”) by and between Buyer and NGP X US Holdings, L.P. (“NGP”), pursuant to which, and subject to the terms and conditions thereof, NGP has agreed and committed to provide to Buyer the equity financing set forth therein (“Financing”). Buyer shall not take any action that could result in the commitments in the Commitment Letter being withdrawn, modified or rescinded in any respect, including authorizing any amendment or waiver of any provision in the Commitment Letter in a manner that would reduce, limit or place any additional contingency on the Financing or otherwise limit the availability of the Financing, without the prior consent of Sellers. On or before the Closing Date, Buyer shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, and Sellers shall use commercially reasonable efforts to cooperate and assist Buyer, to consummate and obtain the Financing (a) on the terms and conditions described in the Commitment Letter, or (b) pursuant to any other alternative financing arrangement in an amount not less than the amount covered by the Commitment Letter.
7.9    Cooperation with Financing.
Sellers shall use commercially reasonable efforts to cooperate with Buyer in connection with the arrangement of financing for Buyer relating to its purchase of the Oil and Gas Assets.
7.10    Sellers’ Escrow Amount.
Within two (2) Business Days after the Sale Order has been entered by the Bankruptcy Court, Sellers shall place into escrow with an escrow agent proposed by Sellers and reasonably satisfactory to Buyer the sum of fifteen million dollars ($15,000,000) (the “Sellers’ Escrow Amount”) and such funds shall be held in escrow pursuant to a mutually agreeable escrow agreement (the “Sellers’ Escrow Agreement”) until the earlier of (a) the Closing, at which time the Parties shall deliver joint written instructions to the escrow agent to release the Sellers’ Escrow Amount to Sellers, and (b) the release of all or a portion of the Sellers’ Escrow Amount in accordance with Section 11.2(c).

ARTICLE 8

ADDITIONAL AGREEMENTS
8.1    Taxes.

(a)    Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne by Buyer. Sellers and Buyer shall use commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Oil and Gas Assets from any Transfer Taxes, including under Section 1146(a) of the Bankruptcy Code. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
(b)    Sellers shall retain responsibility for, and shall bear and pay, all ad valorem, property, excise, severance, production or similar Taxes based upon operation or ownership of the Oil and Gas Assets or the production of Hydrocarbons or the receipt of proceeds therefrom (but excluding, for the avoidance of doubt, income taxes, franchise taxes and Transfer Taxes) (collectively, the “Asset Taxes”) assessed with respect to the Oil and Gas Assets for (i) any period ending on or prior to the Closing Date and (ii) the portion of any Straddle Period ending on or prior to the Closing Date. For purposes of allocation between the Parties of Asset Taxes assessed with respect to the Oil and Gas Assets that are payable with respect to any tax periods beginning before and ending after the Closing Date (“Straddle Periods”), the portion of any such taxes that are attributable to the portion of the Straddle Period that ends on or prior to the Closing Date shall (i) in the case of such Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis such as severance or production taxes, be allocated based on revenues from sales occurring on or before the Closing Date (which shall be Sellers’ responsibility) and from and after the Closing Date (which shall be Buyer’s responsibility); and (ii) in the case of other Asset Taxes, be allocated pro rata per day between the period on or prior to the Closing Date (which shall be Sellers’ responsibility) and the period after the Closing Date (which shall be Buyer’s responsibility). For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on or prior to the Closing Date and the period beginning at the Closing Date. At the Closing, Asset Taxes with respect to each Asset for the applicable Straddle Period shall be prorated in accordance with the foregoing provisions based on the Asset Tax assessment for such Asset for such Straddle Period, if available, or if otherwise, based on the Asset Taxes paid with respect to such Asset during the preceding Tax period. With respect to any not yet delinquent Taxes relating to a Tax year ending after the Closing Date, Buyer will assume responsibility for the actual payment of all such Taxes to the applicable Governmental Authority. With respect to any Taxes relating to a Straddle Period or Pre-Closing Tax Period that are delinquent as of the Closing Date, the amount of which is known and not subject to dispute, Buyer shall pay the delinquent amount of such Taxes directly to the applicable Governmental Authority at the Closing.
(c)    Sellers, on the one hand, or Buyer, on the other hand, as the case may be (the “Reimbursing Party”), shall provide reimbursement for any Tax paid by the other (the “Paying Party”) all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Section 8.1 or which represents an overpayment for Taxes by the Paying Party. Within a reasonable time prior to the payment of any such Tax, the Paying Party shall give notice to the Reimbursing Party of the Tax payable and the Paying Party’s and Reimbursing Party’s respective Liability therefor, although failure to do so will not relieve the Reimbursing Party from its Liability hereunder except to the extent the Reimbursing Party is prejudiced thereby. Any amounts which may become payable from any Seller to Buyer pursuant to Section 8.1(a) shall constitute a super priority administrative expense of Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.
(d)    Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Oil and Gas Assets (including access to books and records and Tax Returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax, and the claiming by Buyer of any federal, state or local business tax credits or incentives that Buyer may qualify for in any of the jurisdictions in which any of the Oil and Gas Assets are located; provided, however, that neither Buyer nor any Seller shall be required to disclose the contents of its income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(d) shall be borne by the Party requesting it.
8.2    Allocation of Purchase Price.
The Base Purchase Price shall be allocated among the Oil and Gas Assets as set forth in Schedule 8.2 hereto, and the portion of the Purchase Price allocated to each Oil and Gas Asset is referred to herein as the “Allocated Value” of such Oil and Gas Asset. Sellers and Buyer agree to be bound by the Allocated Values set forth in Schedule 8.2 for purposes of this Agreement. Sellers and Buyer further agree that for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, the Purchase Price and any liabilities assumed by Buyer under this Agreement that are treated as consideration for Tax purposes shall be allocated among the Oil and Gas Assets in a manner consistent with the Allocated Values, as set forth on Schedule 8.2 (the “Tax Allocation”). Sellers and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any adjustments pursuant to the Agreement to determine the Purchase Price, and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation, or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Party, or with such other Party’s prior consent; provided, however, that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Tax Allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Tax Allocation.
8.3    Bulk Sales.

Buyer and Sellers hereby waive compliance with all “bulk sales,” “bulk transfer” and similar laws that may otherwise be applicable with respect to the sale and transfer of any or all of the Oil and Gas Assets to Buyer.
8.4    Payments Received.
Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.
8.5    Assigned Contracts and Assigned Leases and Interests: Adequate Assurance and Performance; Security Arrangements.
(a)    With respect to each Assigned Contract and Assigned Lease and Interest, Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Buyer of each such Assigned Contract or Assigned Lease and Interest. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts and the Assigned Leases and Interests, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ employees and Representatives available to testify before the Bankruptcy Court.
(b)    Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.
(c)    Without limiting the provisions of Section 8.5(a), Buyer acknowledges that the bonds, surety bonds, letters of credit, guarantees, and/or cash deposits, set forth on Schedule 8.5(c) (collectively the “Security Arrangements”) have been provided by Sellers and/or its Affiliates to secure the payment and/or performance of certain of Sellers’ obligations related to the Oil and Gas Assets. Buyer acknowledges that Sellers have no duty to maintain any Security Arrangements after the Closing. To the extent Sellers and/or any of their Affiliates have any obligations pursuant to any Security Arrangement or have pledged or otherwise provided any property that secures any such Security Arrangement (collectively, the “Sellers’ Obligations”), Buyer shall take such actions, during the Straddle Period, as are necessary to cause the Sellers’ Obligations arising under the Security Arrangements set forth on Schedule 8.5(c) (and such Security Arrangements) to be released and terminated, and any of Sellers’ property pledged or otherwise provided to secure such Security Arrangements returned to the Sellers, concurrent with the Closing.
8.6    Employee Matters.
(a)     Employees. Within two (2) Business Days from the date of this Agreement, Sellers and their Subsidiaries shall send WARN notices to all of Sellers’ and their Subsidiaries’ U.S. employees. Buyer shall have the right, but not the obligation, to offer employment to such U.S. employees of Sellers and their Subsidiaries as determined by Buyer on terms and conditions determined by Buyer. Employees offered employment by Buyer who accept such employment shall be “Buyer Employees”. Sellers consent to Buyer conducting discussions with the U.S. employees of Sellers and their Subsidiaries regarding employment. Sellers and their Subsidiaries agree to continue to employ each of their U.S. employees who do not become Buyer Employees, excluding any employees that voluntarily separate from employment with Sellers or their Subsidiaries, for sixty (60) days following the date on which WARN notices are sent pursuant to this Section 8.6(a) or shall provide compensation and benefits in lieu of such notice to those U.S. employees during that time period.
(b)    WARN Act. Sellers shall have responsibility for any Liability under the WARN Act with respect to Sellers’ and their Subsidiaries’ employees relating to any act or omission occurring prior to or on the Closing Date, regardless of when a claim for any such Liabilities under the WARN Act is brought. For all periods of time prior to, on and after the Closing Date, Buyer shall have no responsibility for any Liability under the WARN Act, with respect to Sellers’ and their Subsidiaries’ employees who do not become Buyer Employees. Buyer shall have responsibility for any Liability under the WARN Act with respect to Buyer Employees, relating to any act or omission of Buyer occurring after the Closing Date.
8.7    Post-Closing Books and Records and Personnel.
For five years after the Closing Date (or such longer period as may be required by any Governmental Authority or ongoing claim), (a) Buyer shall not dispose of or destroy any of the Records received by Buyer as Oil and Gas Assets and (b)  Buyer shall allow Sellers (including, for clarity, any trust established under a chapter 11 plan of Sellers or any other successors of Sellers) and any of their directors, officers, employees, counsel, representatives, accountants and auditors reasonable access during normal business hours, at Sellers’ sole expense and upon reasonable advance notice, to all employees and files of Buyer and their respective Subsidiaries and any Records included in the Oil and Gas Assets for purposes relating to the Bankruptcy Case, the wind-down of the operations of Sellers, the functions of any such trusts or successors, or other reasonable business purposes, and Sellers (including any such trust or successors) and such directors, officers, employees, counsel, representatives, accountants and auditors shall have the right to make copies of any such files, books, records and other materials. Until the closing of the Bankruptcy Case or the liquidation and winding up of Sellers’ estates, Sellers shall preserve and keep the Records and, at Buyer’s sole expense, shall make such Records, and Sellers’ personnel available to Buyer as may be reasonably required by Buyer in connection with, among other things, any insurance claims by, Proceedings, Actions or Tax audits against, or governmental investigations of, Buyer or any of its Affiliates or in order to enable Buyer to comply with its obligations under this Agreement and each other Transaction Document. In addition, Sellers shall use reasonable commercial efforts to assist Buyer in obtaining any necessary consents from Sellers’ independent auditors, in the event Buyer requests such assistance in connection with any anticipated securities law obligations of Buyer. In the event any Party desires to destroy any such Records during or after the time during which they must be maintained pursuant to this Section 8.7, such Party shall first give ninety days prior written notice to the other Parties and any such other Parties shall have the right at their option and expense, upon prior written notice given within such ninety day period to the Party desiring to destroy such Records or records, to take possession of the Records within one hundred and eighty days after the date of such notice, or such shorter period as the liquidation and winding up of Sellers’ estates shall permit.

8.8    No Other Representations or Warranties; Disclaimers.
(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE TRANSACTION DOCUMENTS, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY RESPECTIVE AFFILIATE OR REPRESENTATIVE OF ANY SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, COMPANY’S COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE TRANSACTION DOCUMENTS, SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE OIL AND GAS ASSETS, (B) THE CONDITION OF THE OIL AND GAS ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE OIL AND GAS ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA, OR OTHER MATERIALS (WHETHER WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS (INCLUDING, IN RESPECT OF ANY SEISMIC DATA, THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), AND (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE OIL AND GAS ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE OIL AND GAS ASSETS.
(b)    Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the transactions contemplated hereby and the Oil and Gas Assets (including Buyer’s own estimate and appraisal of the extent and value of Sellers’ Hydrocarbon reserves attributable to the Oil and Gas Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Oil and Gas Assets). Buyer acknowledges that in entering into this Agreement, it has relied only on the aforementioned investigation and the express representations and warranties of Sellers contained in this Agreement and the Transaction Documents. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Sellers or their Affiliates or Subsidiaries, alleging facts contrary to the foregoing acknowledgment and affirmation.

8.9    Casualty.
(a)    If, after the date of execution of this Agreement and prior to the Closing, a material part of the Oil and Gas Assets suffers a Casualty Loss or if a material part of the Oil and Gas Assets is taken in condemnation or under the right of eminent domain or if proceedings for such purposes are pending or threatened, Sellers shall promptly give Buyer written notice of such occurrence, including reasonable particulars with respect thereto, and this Agreement shall remain in full force and effect notwithstanding any such destruction, taking, proceeding, or threat.
(b)    With regard to a Casualty Loss or condemnation occurring after the date of execution of this Agreement and prior to the Closing, Buyer may elect to exclude the affected Oil and Gas Assets from this Agreement, whereupon the Purchase Price shall be adjusted downward by the Allocated Value of the affected Oil and Gas Assets, and the affected Oil and Gas Assets shall be treated as Excluded Assets for all purposes under this Agreement.
(c)    Unless the Oil and Gas Assets affected by a Casualty Loss are excluded pursuant to Section 8.9(b), (i) at the Closing, the Oil and Gas Assets affected by a Casualty Loss or condemnation shall be included in the Closing and Buyer shall pay the full Allocated Value therefor, subject to any applicable adjustments under this Agreement, and (ii) Buyer’s recourse with respect to a condemnation or Casualty Loss shall be limited to the proceeds of Sellers’ applicable insurance coverage actually recovered by Sellers in respect thereof or other sums paid to Sellers by third parties (or an assignment of claims related thereto), which proceeds or other sums shall be payable to Buyer only upon or after the Closing of the transactions contemplated hereby. Sellers shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, OR VIOLATION OF A LEGAL REQUIREMENT (BUT NOT THE WILLFUL MISCONDUCT OF SELLERS OR ANY SELLER PARTIES).
(d)    Unless the affected Oil and Gas Assets are excluded pursuant to Section 8.9(b), (i) no insurance or condemnation proceeds shall be committed or applied by any Seller to repair, restore or replace a lost, damaged, destroyed or taken portion of the Oil and Gas Assets if the cost to repair, restore or replace a lost, damaged, destroyed or taken portion of the Oil and Gas Assets is projected to exceed $50,000, (ii) to the extent such proceeds are not committed or applied by any such Seller prior to the Closing Date in accordance with this Section 8.9(d), Sellers shall at the Closing pay to Buyer all sums paid to Sellers by reason of such loss, damage, destruction or taking, less any reasonable costs and expenses incurred by Sellers in collecting such proceeds, (iii) in addition and to the extent such proceeds have not been committed or applied by Sellers in accordance with this Section 8.9(d), in such repair, restoration, or replacement, Sellers shall transfer to Buyer, at the Closing, without recourse against Sellers, all of the right, title, and interest of Sellers in and to any unpaid insurance or condemnation proceeds arising out of such loss, damage, destruction or taking, less any reasonable costs and expenses incurred by Sellers in collecting such proceeds, and (iv) any such funds that have been committed by Sellers for repair, restoration or replacement as aforesaid shall be paid by Sellers for such purposes or, at Sellers’ option, delivered to Buyer upon Sellers’ receipt from Buyer of adequate assurance and indemnity that Sellers shall incur no liability or expense as a result of such commitment.
8.10    Successor Operator.

Sellers shall use their commercially reasonable efforts to support Buyer’s efforts to be appointed or to have a designee appointed as the successor operator of those Oil and Gas Assets governed by joint operating agreements included within the Assigned Contracts that any Seller currently operates. Notwithstanding the foregoing, Sellers make no representations or warranties to Buyer as to the transferability of operatorship of any Oil and Gas Assets which any Seller currently operates. Rights and obligations associated with operatorship of the Oil and Gas Assets are governed by operating agreements or similar agreements and will be determined in accordance with the terms of such agreements.
8.11    Preferential Purchase Rights.
(a)    Within two Business Days after the Sale Order is entered, Sellers shall deliver to each holder of a Preferential Purchase Right a notice that is in material compliance with the contractual provisions applicable thereto, offering to sell to each such holder the applicable Oil and Gas Assets subject to such Preferential Purchase Right in exchange for an amount not less than the Allocated Value of such Oil and Gas Asset, or, alternatively, seeking such holder’s consent to the assignment of the applicable Oil and Gas Assets to Buyer; it being understood and agreed by the Parties that Sellers shall not be obligated to make any payments or undertake obligations in connection with the obtaining of such consents.
(b)    If any Preferential Purchase Right is exercised prior to the Closing, or if the time frame for the exercise of such Preferential Purchase Right has not expired as of Closing and Sellers have not received a waiver of such Preferential Purchase Right, then that portion of the Oil and Gas Assets affected by such Preferential Purchase Right shall be excluded from the Oil and Gas Assets at Closing and the Base Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such excluded Oil and Gas Asset(s).
(c)    If a third person exercises its Preferential Purchase Right, but does not consummate the transaction within the time frame specified in the instrument giving rise to such Preferential Purchase Right (provided that the reason therefor is not Sellers’ default), or such instrument does not provide a time frame for consummating such transaction, then, no later than the 10th business day after such time frame expires, or the ninetieth day after Closing if the underlying instrument does not provide a time frame for consummating such transaction, (A) Sellers shall transfer the applicable retained Oil and Gas Asset(s) to Buyer by execution and delivery of an instrument of conveyance in substantially the form of the Assignment, such conveyance to be effective as of the Effective Date, and (B) contemporaneously with the execution and delivery of such conveyance, Buyer shall pay to Sellers the amount by which the Base Purchase Price was reduced at Closing with respect to such retained Oil and Gas Asset(s).
(d)    If a Preferential Purchase Right is not discovered prior to Closing, the affected Oil and Gas Asset(s) is conveyed to Buyer at Closing, and such Preferential Purchase Right is validly exercised by the holder thereof after Closing, then Buyer (A) agrees to convey such affected Oil and Gas Asset(s) to the person exercising such Preferential Purchase Right on the same terms and conditions under which Sellers conveyed such Asset(s) to Buyer (with the purchase price for such Asset(s) being the Allocated Value of the affected Oil and Gas Asset(s)) and (B) shall be entitled to retain all amounts paid by the person exercising such Preferential Purchase Right. In the event of such exercise, Buyer shall prepare, execute and deliver a form of conveyance of such

Oil and Gas Asset(s) to such exercising person, such conveyance to be in substantially the form of the Assignment.
(e)    All Oil and Gas Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired without the exercise thereof, in each case, prior to Closing, shall be transferred to Buyer at Closing pursuant to the provisions of this Agreement.
8.12    Accounting Adjustments for Revenues and Expenses.
(a)    The Base Purchase Price shall be increased by the following (without duplication): (i) an amount equal to the value of all merchantable allowable oil or other liquid Hydrocarbons in storage owned by Sellers above custody transfer point at the Effective Time that is credited to the Oil and Gas Assets, such value to be the current market price or the price paid, less Taxes and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons; (ii) an amount equal to the aggregate amount of all costs and expenses paid in connection with the ownership, development, production, operation, and maintenance of the Oil and Gas Assets (including rentals, overhead, royalties, Taxes, and other charges, including overhead charges and other indirect costs and expenses billed under applicable operating agreements or governmental statute(s)) which are properly paid by or on behalf of Sellers, are not subject to reimbursement to Sellers pursuant to a joint interest billing and are attributable to the period on or after the Effective Time; and (iii) any other amount provided elsewhere in this Agreement or agreed upon by Buyer and Sellers.
(b)    The Base Purchase Price shall be decreased by the following (without duplication): (i) the amount of any proceeds actually received by Sellers from the (A) sale of Hydrocarbons, produced from and after the Effective Time, from the Oil and Gas Assets (net of royalties and other burdens; and production, severance and similar Taxes and assessments measured by or payable out of production; provided, that (x) on oil the amount shall be the amount paid by the purchaser to Sellers and (y) to the extent such a netting is made, Sellers shall retain the obligation to pay the netted amounts to the Persons to whom such amounts are due); and (B) the rental, sale, salvage, or other disposition of any Oil and Gas Asset after the Effective Time; (ii) other income from or attributable to the Oil and Gas Assets from and after the Effective Time received by Sellers; (iii) reductions to the Base Purchase Price for Hard Consents pursuant to Section 2.6; (iv) reductions to the Base Purchase Price for Casualty Losses pursuant to Section 8.9; (v) reductions to the Base Purchase Price for Preferential Purchase Rights pursuant to Section 8.11; (vi) an amount equal to the aggregate amount of all costs and expenses paid in connection with the ownership, development, production, operation, and maintenance of the Oil and Gas Assets (including rentals, overhead, royalties, Taxes, and other charges, including overhead charges and other indirect costs and expenses billed under applicable operating agreements or governmental statute(s)) which are properly paid by or on behalf of Buyer, are not subject to reimbursement to Buyer pursuant to a joint interest billing and are attributable to the period prior the Effective Time; (vii) the amount of any Suspense Funds for which Buyer is to become responsible; and (viii) any other amount provided elsewhere in this Agreement or agreed upon by Buyer and Sellers.
(c)    The Base Purchase Price will be adjusted upward or downward, as applicable, by (i) the net mcf and barrel of oil amount of the aggregate Imbalances attributable to the Net Revenue Interest in the Wells as of the Effective Time multiplied by the $2.00 per mcf of gas and the $40.00 per barrel of oil for such Well (upward for underage and downward for overage); and (ii) the mmbtu amount of any pipeline Imbalances or unsatisfied throughput obligations attributable to Sellers or the Oil and Gas Assets for Sellers’ ownership prior to the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries).
8.13    Initial Adjustment at Closing.
At least five days before the Closing Date, Sellers shall provide to Buyer a statement showing its computations, calculated in good faith, of the amount of the adjustments provided for in Section 3.1 above. Buyer and Sellers shall attempt to agree upon such adjustments prior to Closing, provided that if agreement is not reached, Sellers’ computation shall be used at Closing, subject to further adjustment under Section 8.14 below. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Sellers, Buyer shall receive a Base Purchase Price reduction at Closing for the amount of such excess, and if the converse is true, then the amount to be paid by Buyer to Sellers at Closing shall be increased by the amount of such excess.
8.14    Adjustment Post Closing.
On or before 90 days after Closing, Buyer and Sellers, shall review any information which may then be available pertaining to the adjustments provided for in Section 3.1, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing), and shall make any such adjustments by appropriate payments from Sellers to Buyer or from Buyer to Sellers. If the Parties fail to agree on final adjustments within such 90 day period, either Party may, within thirty days after the end of such period, submit the disputed items to PricewaterhouseCoopers or another nationally-recognized, United States-based independent public accounting firm on which the Parties mutually agree in writing (the “Accounting Referee”); provided, however, that the Accounting Referee shall not have performed any material work for any Party or their respective Affiliates within three years of the date hereof. If PricewaterhouseCoopers is unable or unwilling to serve as the Accounting Referee and the Parties are unable to agree upon the designation of a Person or entity as substitute Accounting Referee, then Sellers or Buyer, or any of them, may in writing request the Bankruptcy Court to appoint a substitute Accounting Referee; provided that such Person or entity so appointed shall be a national or regional accounting firm with no prior material relationships with Sellers or Buyer or their respective Affiliates and shall have experience in auditing companies engaged in oil and gas exploration and development activities. Any unresolved matters described in this Section 8.14 that are not submitted to the Accounting Referee within such thirty day period shall be deemed waived by the Parties, which waiver shall be final and binding on the Parties and the subject matter thereof shall not be subject to further review or audit. The Parties shall direct the Accounting Referee to resolve the disputes within thirty days after submission of the matters in dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Sellers and Buyer shall share equally the Accounting Referee's costs, fees and expenses (including attorneys’ fees). The final settlement statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee

(the “Final Settlement Statement”), shall be binding on, and non-appealable by, the Parties and not subject to further review or audit. Payment by Buyer or Sellers, as applicable, for any outstanding amounts on the Final Settlement Statement shall be made within five Business Days after the date on which all disputes in respect of the Final Settlement Statement are finally resolved (whether by agreement of the Parties or pursuant to the Accounting Referee's decision). During the period between Closing and the point in time when such post-closing adjustment has been agreed, resolved or waived pursuant to this Section 8.14, each Party shall, on a monthly basis, pay over to the other Party any revenue received by it (net of related expenses) with respect to the Oil and Gas Assets which is owed to the other Party as set forth in Section 8.12 above and such payments shall be considered in making such post-closing adjustment. Should any additional adjustments be required after such adjustments thereunder are concluded, such adjustments shall be made by appropriate payments from Buyer to Sellers or from Sellers to Buyer, provided, however, in no event shall any adjustments be made beyond six months after the Closing Date. The Parties agree that the amount of one percent (1%) of the Base Purchase Price shall be set aside from the sale proceeds received by Sellers at Closing and placed in escrow with an escrow agent proposed by Buyer and reasonably satisfactory to Sellers pursuant to the terms of a mutually agreeable escrow agreement for a period of six months for the purpose of satisfying any obligation of Sellers pursuant to this Section 8.14.
ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE
The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
9.1    Accuracy of Representations.
The representations and warranties of Sellers set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof. If Buyer determines that there has been a breach or inaccuracy of any of Sellers’ representations and warranties, it shall provide Sellers with notice of such breach or inaccuracy as promptly as reasonably practicable so that Sellers may attempt to cure such breach or inaccuracy to Buyer’s reasonable satisfaction on or before the Closing Date.
9.2    Sellers’ Performance.
The covenants and agreements that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or Material Adverse Effect or similar expressions shall have been duly performed and complied with in all respects), and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.
9.3    No Order.

No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.
9.4    Sellers’ Deliveries.
Each of the deliveries required to be made to Buyer pursuant to Section 4.4 shall have been so delivered.
9.5    Sale Order in Effect.
The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and shall have become a Final Order.
9.6    Price Adjustment Limitation.
The aggregate downward adjustment (if any) to the Base Purchase Price which results from the procedures set forth in Section 8.9(b) do not exceed fifteen percent of the Base Purchase Price
9.7    Rejected Contracts.
A Final Order shall exist whereby the Rejected Contracts have been duly rejected by the Bankruptcy Court.
ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE
Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
10.1    Accuracy of Representations.
The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except that those representations and warranties which are qualified as to materiality or similar expressions shall be true and correct in all respects) as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.
10.2    Sale Order in Effect.
The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and shall have become a Final Order.
10.3    Buyer’s Performance.
The covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects (except that those covenants and agreements that are qualified as to materiality or similar expressions shall have been duly performed and complied with in all respects), and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.
10.4    No Order.
No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or could cause any of such transactions to be rescinded following the Closing.
10.5    Buyer’s Deliveries.
Each of the deliveries required to be made to Sellers pursuant to Section 4.3 shall have been so delivered.
10.6    Price Adjustment Limitation.
The aggregate downward adjustment (if any) to the Base Purchase Price which results from the procedures set forth in Section 8.9(b) do not exceed fifteen percent of the Base Purchase Price.
ARTICLE 11

TERMINATION
11.1    Termination Events.
Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:
(a)    by either Sellers or Buyer:
(i)    if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby where such ruling or Order was not requested, encouraged or supported by any of Sellers or Buyer;
(ii)    by mutual written consent of Sellers and Buyer;
(iii)    if the Closing shall not have occurred by the close of business on March 31, 2016 (the “Outside Date”); provided, however, that (A) Buyer shall be permitted to terminate this Agreement pursuant to this Section 11.1(a)(iii) only if (x) Buyer is not itself in material breach of any of its representations, warranties, covenants or agreements contained herein and (y) Buyer has provided written notice to Sellers of its intention to exercise its rights under this Section 11.1(a)(iii) and Sellers have not provided written notice to Buyer that they are ready, willing and able to close the transactions contemplated by this Agreement on or before the date that is  five Business Days after the date of such notice from Buyer, and (B) Sellers shall be permitted to terminate this Agreement pursuant to this Section 11.1(a)(iii) only if (x) Sellers are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein and (y) Sellers have provided written notice to Buyer of their intention to exercise their rights under this Section 11.1(a)(iii) and Buyer has not provided written notice to Sellers that it is ready, willing and able to close the transactions contemplated by this Agreement on or before the date that is five (5) Business Days after the date of such notice from Sellers;

(iv)    if Sellers withdraw the Sale Motion, or file any stand-alone plan of reorganization or liquidation (or support any such plan filed by any other party); or
(v)    if the Bankruptcy Court enters an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Case, where such Order was not requested, encouraged or supported by Sellers;
(b)    by Buyer:
(i) in the event of any breach by Sellers of any of Sellers’ agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied) or (if such breach is material) in the Sale Order, and the failure of Sellers to cure such breach within ten days after receipt of the Buyer Termination Notice; provided, however, that (A) Buyer is not itself in material breach of any of its representations, warranties, covenants or agreements contained herein or in the Bidding Procedures Order or the Sale Order, (B) Buyer notifies Sellers in writing (the “Buyer Termination Notice”) of its intention to exercise its rights under this Section 11.1(b) as a result of the breach, and (C) Buyer specifies in the Buyer Termination Notice the representation, warranty, covenant or agreement contained herein or in the Sale Order of which Sellers are allegedly in breach; and
(ii) if the aggregate downward adjustments to the Purchase Price asserted by Buyer pursuant to Section 8.9(b), exceeds twenty percent of the Base Purchase Price.
(c)    by Sellers:
(i)    in the event of any breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 10.1 or Section 10.3 to be satisfied) or (if such breach is material) in the Sale Order, and the failure of Buyer to cure such breach within ten days after receipt of the Seller Termination Notice; provided, however, that Sellers (A) are not themselves in material breach of any of their representations, warranties, covenants or agreements contained herein or in the Bidding Procedures Order or the Sale Order, (B) notify Buyer in writing (the “Seller Termination Notice”) of their intention to exercise their rights under this Section 11.1(c)(i) as a result of the breach, and (C) specify in the Seller Termination Notice the representation, warranty, covenant or agreement contained herein or in the Sale Order of which Buyer is allegedly in breach; or
(ii)    if the aggregate downward adjustments to the Purchase Price asserted by Buyer pursuant to Section 8.9(b), exceeds twenty percent of the Base Purchase Price.
11.2    Effect of Termination.
(a)    Subject to Section 3.2, Section 11.2(b), Section 11.2(c) and Section 11.2(d), in the event of termination of this Agreement by Buyer or Sellers pursuant to this Article 11, all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party; provided, however, that nothing herein shall relieve any Party from liability for breach of this Agreement prior to such termination (subject to the limitations of Section 3.2, Section 11.2(c) and Section 11.2(d)). The provisions of this Section 11.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 1 and Article 13), shall expressly survive the termination of this Agreement.
(b)    In the event of termination of this Agreement pursuant to Section 11.1(c)(i), Buyer shall cause the In-the-Money Hedge Book to be novated (or otherwise assigned or transferred) to Sellers on terms and conditions reasonably satisfactory to Buyer and Sellers within five (5) Business Days (the “Novation Period”) (which such Novation Period may be extended upon mutual agreement of Buyer and Sellers); provided, however, that if the applicable counterparty to the In-the-Money Hedge Book refuses to approve, consent to or otherwise effectuate such novation (or assignment or transfer, as applicable) within the Novation Period (including any extension thereof), then Buyer shall be required to unwind or otherwise terminate such In-the-Money Hedge Book within three (3) Business Days after the end of the Novation Period and cause the transfer directly to Sellers or their respective designees of the net cash proceeds to be paid to Buyer from such In-the-Money Hedge Book at the time of such unwinding or termination. Buyer shall promptly provide notice to Sellers following Buyer’s entry into a Hedge Contract (or series of related Hedge Contracts) in connection with, or related to, the Oil and Gas Assets or the transactions contemplated by this Agreement, and shall provide to Sellers a summary of the material economic terms of such Hedge Contracts if requested by Sellers.  For purposes of this Agreement, “In-the-Money Hedge Book” shall mean all of the Hedge Contracts placed or entered into by Buyer or its Affiliates on or after the date of this Agreement in connection with, or related to, the Oil and Gas Assets or the transactions contemplated by this Agreement that if unwound, terminated, cancelled or otherwise, would result in any net cash proceeds being paid as a result thereof. For the avoidance of doubt, the In-the-Money Hedge Book refers to the net positive value of such Hedge Contracts, taking into account any Hedge Contracts for which losses are incurred.
(c)    If, in an exercise of the Sellers’ fiduciary duties in consultation with their advisors, Sellers terminate this Agreement for the express purpose of entering, and do enter, into an Alternate Transaction, or enter into an Alternate Transaction without first seeking to terminate or terminating this Agreement, it is understood and agreed that such actions shall constitute a breach of this Agreement by Sellers permitting Buyer to terminate this Agreement pursuant to Section 11.1(b)(i) hereof and upon the closing of such Alternate Transaction, Buyer shall be entitled to its proven actual damages (subject to the limitation set forth in Section 13.5), as determined by the Bankruptcy Court, arising as a result of the Sellers’ entry into and consummation of such Alternate Transaction, provided that (i) such damages shall not exceed $39,500,000, and (ii) Buyer’s sole sources of recovery for such damages shall be (A) the Sellers’ Escrow Amount and (B) a Superpriority Administrative Expense Claim of no more than $24,500,000. If and to the extent applicable, the Parties shall jointly instruct, pursuant to the Sellers’ Escrow Agreement, the escrow agent to release funds to Buyer from the Sellers’ Escrow Amount to satisfy such proven damages. In the event that the Sellers’ Escrow Amount is not used in its entirety to satisfy Buyer’s proven actual damages, as finally determined by the Bankruptcy Court (or in any event at the expiration of the six month period commencing on the date of this Agreement, Buyer does not have pending any claims for damages under this Section 11.2(c) (“Section 11.2(c) Pending Claims”), then any remaining amount of the Sellers’ Escrow Amount which has not been applied to satisfy Buyer’s proven actual damages (or any amount in excess of Buyer’s claimed damages under the Section 11.2(c) Pending Claims) shall be released to Sellers, and the Parties shall deliver joint written instructions to the escrow agent, pursuant to the Sellers’ Escrow Agreement, to that effect. Upon the resolution of any Section 11.2

(c) Pending Claim, the Parties shall jointly instruct the escrow agent, pursuant to the Sellers’ Escrow Agreement, to release from the Sellers’ Escrow Amount (to the extent available) any proved actual damages arising from such Section 11.2(c) Pending Claim (subject to the limitation set forth in Section 13.5), as determined by the Bankruptcy Court, to Sellers and any excess amount reserved on account of such Section 11.2(c) Pending Claim shall be released to Sellers. For the avoidance of doubt, the foregoing shall be Buyer’s sole and exclusive remedy with respect to actions by Sellers as described in this Section 11.2(c), notwithstanding any provision to the contrary contained in Article 11 or elsewhere in this Agreement.
(d)    If (i) the Closing does not occur due to a breach of this Agreement by Sellers (other than a breach involving Sellers’ entry into and consummation of an Alternate Transaction as contemplated in Section 11.2(c)) resulting in termination by Buyer pursuant to Section 11.1(b)(i), and (ii) as a result of the foregoing, Buyer suffers proven actual damages (subject to the limitation set forth in Section 13.5) as determined by the Bankruptcy Court, then the Parties shall jointly instruct, pursuant to the Sellers’ Escrow Agreement, the escrow agent to release funds to Buyer from the Sellers’ Escrow Amount to satisfy such proven damages. In the event the aggregate amount of such proven actual damages, as determined by the Bankruptcy Court, is less than the Sellers’ Escrow Amount (or in any event at the expiration of the six month period commencing on the date of this Agreement, Buyer does not have pending any claims for damages under this Section 11.2(d) (“Section 11.2(d) Pending Claims”), then any remaining amount of the Sellers’ Escrow Amount which has not been applied to satisfy Buyer’s proven actual damages (or any amount in excess of Buyer’s claimed damages under the Section 11.2(d) Pending Claims) shall be released to Sellers, and the Parties shall deliver joint written instructions to the escrow agent, pursuant to the Sellers’ Escrow Agreement, to that effect. Upon the resolution of any Section 11.2(d) Pending Claim, the Parties shall jointly instruct the escrow agent, pursuant to the Sellers’ Escrow Agreement, to release from the Sellers’ Escrow Amount (to the extent available) any proved actual damages arising from such Section 11.2(d) Pending Claim (subject to the limitation set forth in Section 13.5), as determined by the Bankruptcy Court, to Sellers and any excess amount reserved on account of such Section 11.2(d) Pending Claim shall be released to Sellers. Buyer’s right to receive funds from the Sellers’ Escrow Amount in accordance with this Section 11.2(d) shall be Buyer’s sole and exclusive remedy with respect to any breach by Sellers described in Section 11.2(d)(i) above, notwithstanding any provision to the contrary contained in Article 11 or elsewhere in this Agreement.
(e)    Each Party acknowledges that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements such Party would not have entered into this Agreement.
ARTICLE 12

TITLE AND ENVIRONMENTAL MATTERS
12.1    NORM.
BUYER ACKNOWLEDGES THAT THE OIL AND GAS ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND WATER AND THAT THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER MATERIALS LOCATED ON, UNDER OR ASSOCIATED WITH THE OIL AND GAS ASSETS. EQUIPMENT AND SITES

INCLUDED IN THE OIL AND GAS ASSETS MAY CONTAIN NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS; THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON OR INCLUDED IN THE OIL AND GAS ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES/MATERIALS; AND NORM CONTAINING MATERIAL AND OTHER WASTES OR HAZARDOUS SUBSTANCES/MATERIALS MAY HAVE BEEN BURIED, COME IN CONTACT WITH THE SOIL OR OTHERWISE BEEN DISPOSED OF ON OR AROUND THE OIL AND GAS ASSETS. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF WASTES, ASBESTOS, HAZARDOUS SUBSTANCES/MATERIALS, INCLUDING HYDROGEN SULFIDE GAS AND NORM FROM THE OIL AND GAS ASSETS. FROM AND AFTER THE CLOSING, BUYER SHALL ASSUME RESPONSIBILITY FOR THE CONTROL, STORAGE, HANDLING, TRANSPORTING AND DISPOSING OF OR DISCHARGE OF ALL MATERIALS, SUBSTANCES AND WASTES FROM THE OIL AND GAS ASSETS (INCLUDING PRODUCED WATER, HYDROGEN SULFIDE GAS, DRILLING FLUIDS, NORM AND OTHER WASTES), PRESENT AFTER THE EFFECTIVE TIME, IN A SAFE AND PRUDENT MANNER AND IN ACCORDANCE WITH ALL APPLICABLE ENVIRONMENTAL LAWS.
12.2    Title and Environmental Waiver.
Buyer hereby expressly waives any and all rights or remedies with respect to any defect in title or any other title matter, with respect to the Oil and Gas Assets (subject to Buyer’s right to receive the Oil and Gas Assets free and clear of all Encumbrances (other than Permitted Encumbrances) upon the terms and subject to the conditions of the Sale Order, all as contemplated by Section 2.1). BUYER ALSO WAIVES ANY RIGHTS AGAINST SELLERS WITH RESPECT TO ANY CIRCUMSTANCE WITH RESPECT TO THE OIL AND GAS ASSETS RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR PUBLIC HEALTH.
ARTICLE 13

GENERAL PROVISIONS
13.1    Survival.
All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms. Subject to the following sentence, all other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof. Notwithstanding anything to the contrary, the indemnity obligations set forth in Section 5.21, Section 6.6, and Section 7.1(e) and the representation and warranties set forth in Section 5.21 and Section 6.6 shall survive indefinitely.

13.2    Confidentiality.
The Parties agree that the confidentiality agreement entered into by them and their Affiliates, dated October 7, 2015 (the “Confidentiality Agreement”), shall continue in full force and effect notwithstanding the execution and delivery by the Parties of this Agreement; provided, however, that (a) disclosure of matters that become a matter of public record as a result of the Bankruptcy Case and the filings related thereto shall not constitute a breach of such Confidentiality Agreement, and (b) disclosures permitted under this Agreement shall not constitute a breach of such Confidentiality Agreement.
13.3    Public Announcements.
Unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).
13.4    Notices.
All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with read receipt requested, with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses and representatives (if applicable) set forth below (or to such other addresses and representatives as a Party may designate by notice to the other Parties):
(i)    If to Sellers, then to:
Quicksilver Resources Inc.
801 Cherry Street, Suite 3700, Unit 19
Fort Worth, Texas 76102
Attn: Vanessa Gomez
E-mail: vgomez@qrinc.com

and

Quicksilver Resources Inc.
801 Cherry Street, Suite 3700, Unit 19
Fort Worth, Texas 76102
Attn: Law Department
E-mail: ahouse@qrinc.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attn: Sarah Link Schultz
E-mail: sschultz@akingump.com

and

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park, Bank of America Tower
New York, New York 10036
Attn: Stephen B. Kuhn
E-mail: skuhn@akingump.com

(ii)    If to Buyer:
BlueStone Natural Resources II, LLC
2100 South Utica Avenue, Suite 200
Tulsa, Oklahoma 74114
Attn: John M. Redmond
E-mail: jredmond@bluestone-nr.com
with a copy (which shall not constitute notice) to:
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172
Attn: R. Kevin Redwine
E-mail: kredwine@cwlaw.com
13.5    Waiver, Waiver of Damages.
Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF, ASSOCIATED WITH, OR RELATING TO THIS AGREEMENT (INCLUDING LOSS OF PROFIT OR BUSINESS INTERRUPTIONS, HOWEVER SAME MAY BE CAUSED) AND THE PARTIES HEREBY WAIVE ALL CLAIMS FOR ANY SUCH DAMAGES.

13.6    Entire Agreement; Amendment.
This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.
13.7    Assignment.
This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party); provided, however, that Buyer shall be permitted, upon prior notice to Sellers, to assign all or part of its rights or obligations hereunder to one or more of its Affiliates, but no such assignment shall relieve Buyer of its obligations under this Agreement.
13.8    Severability.
The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.
13.9    Expenses.
Whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.
13.10    Time of Essence.
Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.
13.11    Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.
(a)    EXCEPT TO THE EXTENT THE MANDATORY PROVISIONS OF THE BANKRUPTCY CODE APPLY, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN SUCH STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF TEXAS APPLICABLE HERETO.

(b)    Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided, however, that, if the Bankruptcy Case is closed, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a Texas state court or a federal court sitting in Fort Worth, Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 13.4) or any other manner permitted by law.
(c)    THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS, BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.
13.12    Counterparts.
This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall constitute one and the same instrument. Notwithstanding anything to the contrary in Section 13.4, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.
13.13    Parties in Interest; No Third Party Beneficiaries.
This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.
13.14    Non-Recourse.
No past, present or future director, officer, employee, incorporator, member, partner or equity holder of Buyer or any Seller shall have any Liability for any obligations or liabilities of such Party under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.
13.15    Disclosure Schedules; Materiality.
The inclusion of any matter in any Disclosure Schedule shall be deemed to be an inclusion for all purposes of this Agreement, in all other Disclosure Schedules to the extent that such disclosure is sufficient to identify the matter to which such disclosure is responsive and reasonably apparent on its face, but inclusion therein shall not be deemed to constitute an admission, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement. The disclosure of any particular fact or item in any Disclosure Schedule shall not be deemed an admission as to whether the fact or item is “material” or would constitute a “Material Adverse Effect.”
13.16    WAIVER OF TEXAS DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT.
BUYER EXPRESSLY ACKNOWLEDGES AND RECOGNIZES THAT THE PRICE FOR WHICH SELLERS HAVE AGREED TO SELL THE OIL AND GAS ASSETS AND PERFORM ITS OBLIGATIONS UNDER THE TERMS OF THIS AGREEMENT HAS BEEN PREDICATED UPON THE INAPPLICABILITY OF THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, TEX. BUS. & COM. CODE § 17.41 ET SEQ. (THE “DTPA”), OR ANY SIMILAR STATUTE, AND THE WAIVER OF THE DTPA, AND ANY SIMILAR STATUTE, BY BUYER, SET FORTH IN THIS SECTION 13.16. BUYER’S RIGHTS AND REMEDIES WITH RESPECT TO THIS TRANSACTION AND WITH RESPECT TO ALL ACTS OR PRACTICES OF SELLERS, PAST, PRESENT, OR FUTURE, IN CONNECTION WITH THIS TRANSACTION SHALL BE GOVERNED BY LEGAL PRINCIPLES OTHER THAN THE DTPA, OR ANY SIMILAR STATUTE OF ANY JURISDICTION THAT MAY BE APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE APPLICABILITY OF THE DTPA, OR ANY SIMILAR STATUTE, TO THIS TRANSACTION AND ANY AND ALL RIGHTS, DUTIES, OR REMEDIES THAT MIGHT BE IMPOSED BY THE DTPA, OR ANY SIMILAR STATUTE.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the day and year first above written.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

COWTOWN GAS PROCESSING, L.P.,
By:	COWTOWN PIPELINE MANAGEMENT, INC.,
its General Partner

	By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

COWTOWN PIPELINE, L.P.
By:	COWTOWN PIPELINE MANAGEMENT, INC.,
its General Partner

	By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

BLUESTONE NATURAL RESOURCES II, LLC

By:	/s/ John Redmond
John Redmond
President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT